                          AGREEMENT AND PLAN OF MERGER



                                  by and among



                                 OMNICARE, INC.



                           OMNICARE ACQUISITION CORP.



                                       and



                          AMERICAN MEDSERVE CORPORATION



                                   dated as of



                                 August 7, 1997

                                Table of Contents


                                                                                           Page
                                                                                           ----
ARTICLE I.         THE OFFER AND MERGER................................................       1
   Section  1.1.   The Offer...........................................................       1
   Section  1.2.   Company Actions.....................................................       2
   Section  1.3.   Directors...........................................................       3
   Section  1.4.   The Merger..........................................................       4
   Section  1.5.   Effective Time......................................................       4
   Section  1.6.   Closing.............................................................       4
   Section  1.7.   Directors and Officers of the Surviving Corporation.................       4
   Section  1.8.   Shareholders' Meeting...............................................       5

ARTICLE II.        CONVERSION OF SECURITIES............................................       5
   Section  2.1.   Conversion of Capital Stock.........................................       5
   Section  2.2.   Exchange of Certificates............................................       6
   Section  2.3.   Appraisal Rights....................................................       7
   Section  2.4.   Company Plans.......................................................       8

ARTICLE III.       REPRESENTATIONS AND WARRANTIES OF THE COMPANY.......................       8
   Section  3.1.   Organization........................................................       8
   Section  3.2.   Capitalization......................................................       9
   Section  3.3.   Authorization; Validity of Agreement; Company Action................      10
   Section  3.4.   Consents and Approvals; No Violations...............................      10
   Section  3.5.   SEC Reports and Financial Statements................................      10
   Section  3.6.   Absence of Certain Changes..........................................      11
   Section  3.7.   No Undisclosed Liabilities..........................................      11
   Section  3.8.   Litigation..........................................................      11
   Section  3.9.   Employee Benefit Plans..............................................      11
   Section  3.10.  Tax Matters; Government Benefits....................................      13
   Section  3.11.  Intellectual Property...............................................      14
   Section  3.12.  Employment Matters..................................................      15
   Section  3.13.  Compliance with Laws................................................      15
   Section  3.14.  Vote Required.......................................................      16
   Section  3.15.  Environmental Laws..................................................      16
   Section  3.16.  Schedule 14D-9:  Offer Documents and Proxy Statement................      18
   Section  3.17.  Opinion of Financial Advisor........................................      18
   Section  3.18.  Brokers and Finders.................................................      18
   Section  3.19.  Certain Business Practices..........................................      18
   Section  3.20.  Insurance...........................................................      18
   Section  3.21.  Product Warranties..................................................      19

ARTICLE IV.        REPRESENTATIONS AND WARRANTIES OF  PARENT AND THE PURCHASER.........      19
   Section  4.1.   Organization........................................................      19
   Section  4.2.   Authorization; Validity of Agreement; Necessary Action..............      19
   Section  4.3.   Consents and Approvals; No Violations...............................      19
   Section  4.4.   Offer Documents; Proxy Statement; Schedule 14D-9....................      20
   Section  4.5.   Financing...........................................................      20
   Section  4.6.   Litigation..........................................................      20

ARTICLE V.         COVENANTS...........................................................      20
   Section  5.1.   Interim Operations of the Company...................................      20
   Section  5.2.   Access; Confidentiality.............................................      22

   Section  5.3.   Proxy Statement.....................................................      23
   Section  5.4.   Cooperation.........................................................      23
   Section  5.5.   State Takeover Statutes.............................................      24
   Section  5.6.   No Solicitation.....................................................      24
   Section  5.7.   Additional Agreements...............................................      25
   Section  5.8.   Publicity...........................................................      25
   Section  5.9.   Notification of Certain Matters.....................................      25
   Section  5.10.  Directors, and Officers' Insurance and Indemnification..............      25

ARTICLE VI.        CONDITIONS..........................................................      26
   Section  6.1.   Conditions to Obligations of Each Party to Effect the Merger........      26
   Section  6.2.   Conditions Precedent to the Obligations of the Company..............      27
   Section  6.3.   Conditions Precedent to the Obligations of Parent and Purchaser.....      27

ARTICLE VII.       TERMINATION.........................................................      27
   Section  7.1.   Termination.........................................................      27
   Section  7.2.   Effect of Termination...............................................      29

ARTICLE VIII.      MISCELLANEOUS.......................................................      29
   Section  8.1.   Fees and Expenses...................................................      29
   Section  8.2.   Amendment and Modification..........................................      29
   Section  8.3.   Nonsurvival of Representations and Warranties.......................      30
   Section  8.4.   Notices.............................................................      30
   Section  8.5.   Interpretation......................................................      31
   Section  8.6.   Counterparts........................................................      31
   Section  8.7.   Entire Agreement; No Third Party Beneficiaries......................      31
   Section  8.8.   Severability........................................................      31
   Section  8.9.   Governing Law.......................................................      31
   Section  8.10.  Assignment..........................................................      31
   Section  8.11.  Waivers.............................................................      31
   Section  8.12.  Captions............................................................      32


Annex A  Certain Conditions of the Offer

                             Index of Defined Terms


Defined Term                                                   Section  No.
------------                                                   -----------
Agreement.................................................      Recitals
Acquisition Proposal......................................        5.6(a)
Appointment Date..........................................           5.1
Balance Sheet.............................................       3.10(a)
Beds......................................................          3.22
Break-Up Amount...........................................        8.1(b)
By-Laws...................................................           1.4
Certificate of Incorporation..............................           1.4
Certificates..............................................        2.2(b)
Closing...................................................           1.6
Closing Date..............................................           1.6
Code......................................................        2.2(f)
Company...................................................      Recitals
Company Agreements........................................           3.4
Company Disclosure Schedule...............................           3.0
Company Material Adverse Effect...........................        3.1(a)
Company SEC Documents.....................................           3.5
Company Option............................................        2.4(a)
Computer Software.........................................       3.11(c)
Confidentiality Agreement.................................        5.2(b)
Copyrights................................................       3.11(c)
DGCL......................................................           l.4
Dissenting Shareholders...................................        2.1(c)
Dissenting Shares.........................................           2.3
DLJ.......................................................          3.17
D&O Insurance.............................................       5.10(b)
Effective Time............................................           1.5
Encumbrances..............................................        3.2(b)
Environmental Claim.......................................       3.15(g)
Environmental Laws........................................       3.15(g)
ERISA.....................................................        3.9(a)
ERISA Affiliate...........................................        3.9(a)
Exchange Act..............................................        1.1(a)
Expiration Date...........................................        1.1(a)
Financial Statements......................................           3.5
GAAP......................................................           3.5
Governmental Authority....................................       3.13(a)
Governmental Entity.......................................           3.4
Hazardous Materials.......................................       3.15(g)
Healthcare Laws...........................................       3.13(a)
HSR Act...................................................           3.4
Indemnified Party.........................................       5.10(a)
Independent Directors.....................................        1.3(c)

Intellectual Property.....................................       3.11(c)
Licenses..................................................       3.11(c)
Merger....................................................           1.4
Merger Consideration......................................        2.1(c)
Minimum Condition.........................................        1.1(a)
Offer.....................................................        1.1(a)
Offer Documents...........................................        1.1(b)
Offer Price...............................................        1.1(a)
Offer to Purchase.........................................        1.1(a)
Option Plan...............................................        2.4(a)
Parent....................................................      Recitals
Parent Disclosure Schedule ...............................           4.0
Parent Material Adverse Effect............................           4.1
Patents...................................................       3.11(c)
Paying Agent..............................................        2.2(a)
PCBs......................................................       3.15(e)
Personnel.................................................       3.13(a)
Plans.....................................................        3.9(a)
Preferred Stock...........................................        3.2(a)
Preliminary Proxy Statement...............................           5.3
Proxy Statement...........................................        1.8(a)
Purchaser.................................................      Recitals
Purchaser Common Stock....................................           2.1
Schedule 14D-1............................................        1.1(b)
Schedule 14D-9............................................        1.2(b)
SEC.......................................................        1.1(b)
Secretary of State........................................           1.5
Securities Act............................................           3.5
Shares....................................................        1.1(a)
Special Meeting...........................................        1.8(a)
Subsidiary................................................        3.1(a)
Superior Proposal.........................................        5.6(b)
Surviving Corporation.....................................           l.4
Tax.......................................................       3.10(k)
Taxes.....................................................       3.10(k)
Tax Return................................................       3.10(k)
Title IV Plan.............................................        3.9(a)
Trademarks................................................       3.11(c)
Transactions..............................................        1.2(a)
Voting Debt...............................................        3.2(a)
1996 Premium..............................................       5.10(b)

                          AGREEMENT AND PLAN OF MERGER



                  AGREEMENT AND PLAN OF MERGER (hereinafter referred to as this "Agreement"), dated as of August 7, 1997, by and among OMNICARE, INC., a Delaware corporation ("Parent"), OMNICARE ACQUISITION CORP., a Delaware corporation and a wholly-owned subsidiary of Parent (the "Purchaser"), and AMERICAN MEDSERVE CORPORATION, a Delaware corporation (the "Company").

                  WHEREAS, the Board of Directors of each of Parent, the Purchaser and the Company has approved, and deems it advisable and in the best interests of its respective stockholders to consummate, the acquisition of the Company by Parent upon the terms and subject to the conditions set forth herein.

         NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements set forth herein, the parties hereto agree, as follows:


                                    ARTICLE I.
                              THE OFFER AND MERGER

         Section 1.1. The Offer.


         (a) As promptly as practicable (but in no event later than five business days after the public announcement of the execution hereof), the Purchaser shall commence (within the meaning of Rule 14d-2 under the Securities Exchange Act of 1934, as amended (the "Exchange Act")) a tender offer (the "Offer") for all of the outstanding shares of Common Stock, par value $.01 per share (the "Shares"), of the Company at a price of $18.00 per Share, net to the seller in cash (such price, as it may be amended in accordance with the terms of this Agreement, being referred to herein as the "Offer Price"), subject to there being validly tendered and not withdrawn prior to the expiration of the Offer, that number of Shares which represents at least a majority of the Shares outstanding on a fully diluted basis (the "Minimum Condition") and to the other conditions set forth in Annex A hereto, and shall consummate the Offer in accordance with its terms. For purposes of this Agreement, "fully diluted basis" means issued and outstanding Shares and Shares subject to issuance under employee stock options and other outstanding rights to acquire Shares. The Company agrees that no Shares held by the Company or any of its Subsidiaries (as defined herein) will be tendered to the Purchaser pursuant to the Offer. The obligations of the Purchaser to accept for payment and to pay for any Shares validly tendered on or prior to the expiration of the Offer and not withdrawn shall be subject only to the Minimum Condition and the other conditions set forth in Annex A hereto. The Offer shall be made by means of an offer to purchase (the "Offer to Purchase") containing the terms set forth in this Agreement, the Minimum Condition and the other conditions set forth in Annex A hereto. The Purchaser shall not amend or waive the Minimum Condition and shall not decrease the Offer Price or decrease the number of Shares sought, or amend any other condition of the Offer in any manner adverse to the holders of the Shares without the written consent of the Company, except that Purchaser may, in its sole discretion, waive any of the conditions to the Offer set forth in Annex A hereto. The Purchaser shall, on the terms and subject to the prior satisfaction or waiver of the conditions of the Offer, accept for payment and pay for Shares validly tendered and not withdrawn as soon as practicable after expiration of the Offer; provided, however, that if, immediately prior to the expiration date of the Offer the Shares tendered and not withdrawn pursuant to the Offer equal less than 90% of the outstanding Shares but more than 80% of the outstanding Shares, the Purchaser may extend the Offer for a period not to exceed seven business days, notwithstanding that all conditions to the Offer are satisfied as of such expiration date of the Offer.


         (b) As soon as practicable on the date the Offer is commenced, Parent and the Purchaser shall file or cause to be filed with the United States Securities and Exchange Commission (the "SEC") a Tender Offer Statement on
Schedule 14D-1 with respect to the Offer (together with all amendments and supplements thereto and including the exhibits thereto, the "Schedule 14D-1"). The Schedule 14D-1 will include, as exhibits, the Offer to Purchase and a form of letter of transmittal and other ancillary Offer documents and instruments (collectively, together with any amendments and supplements thereto, the "Offer Documents").


         (c) Parent and the Purchaser will cause the Offer Documents to be filed with the SEC and to be disseminated to holders of the Shares, in each case as and to the extent required by applicable federal securities laws. Each of Parent and the Purchaser, on the one hand, and the Company, on the other hand, will promptly correct any information provided by it for use in the Offer Documents if and to the extent that it shall have become false or misleading in any material respect and the Purchaser will cause the Offer Documents as so corrected to be filed with the SEC and to be disseminated to holders of the Shares, in each case as and to the extent required by applicable federal securities laws. The Company and its counsel shall be given a reasonable opportunity to review the Schedule 14D-1 (including, without limitation, all documents filed therewith as exhibits) before it is filed with the SEC. In addition, Parent and the Purchaser will provide the Company and its counsel with any comments, whether written or oral, Parent, the Purchaser or their counsel may receive from time to time from the SEC or its staff with respect to the Offer Documents promptly after the receipt of such comments.


         Section  1.2. Company Actions.

         (a) The Company hereby approves of and consents to the Offer and represents and warrants that the Company's Board of Directors, at a meeting duly called and held, has (i) unanimously determined that the terms of the Offer and the Merger (as defined in Section 1.4) are fair to and in the best interests of the shareholders of the Company, (ii) approved this Agreement and the transactions contemplated hereby, including the Offer and Merger (collectively, the "Transactions"), and (iii) resolved to recommend that the shareholders of the Company accept the Offer, tender their Shares thereunder to the Purchaser and approve and adopt this Agreement and the Merger; provided, that such recommendation may be withdrawn, modified or amended if, in the opinion of the Board of Directors, only after receipt of advice from outside legal counsel, failure to withdraw, modify or amend such recommendation would reasonably be expected to result in the Board of Directors violating its fiduciary duties to the Company's shareholders under applicable law and the Company pays the fees and expenses required by Section 8.1 hereof.


         (b) Concurrently with the commencement of the Offer, the Company shall file with the SEC a Solicitation/Recommendation Statement on Schedule 14D-9 (together with all amendments and supplements thereto and including the exhibits thereto, the "Schedule 14D-9") which shall, subject to the provisions of Section 5.6(b), contain the recommendation referred to in clause (iii) of Section 1.2(a) hereof. The Company further agrees to take all steps necessary to cause the
Schedule 14D-9 to be filed with the SEC and to be disseminated to holders of the Shares, in each case as and to the extent required by applicable federal securities laws. Each of the Company, on the one hand, and Parent and the Purchaser, on the other hand, will promptly correct any information provided by it for use in the Schedule 14D-9 if and to the extent that it shall have become false and misleading in any material respect and the Company further agrees to take all steps necessary to cause the Schedule 14D-9 as so corrected to be filed with the SEC and to be disseminated to holders of the Shares, in each case as and to the extent required by applicable federal securities laws. Parent and its counsel shall be given a reasonable opportunity to review and comment upon the Schedule 14D-9 before it is filed with the SEC. In addition, the Company agrees to provide Parent, the Purchaser and their counsel with any comments, whether written or oral, that the Company or its counsel may receive from time to time from the SEC or its staff with respect to the Schedule 14D-9 promptly after the receipt of such comments or other communications.

         (c) In connection with the Offer, the Company will promptly furnish or cause to be furnished to the Purchaser mailing labels, security position listings and any available listing, or computer file containing the names and addresses of all recordholders of the Shares as of a recent date, and shall furnish the Purchaser with such additional information (including, but not limited to, updated lists of holders of the Shares and their addresses, mailing labels and lists of security positions) and assistance, and cause its representatives and advisors to provide such assistance, as the Purchaser or its agents may reasonably request in communicating the Offer to the record and beneficial holders of the Shares. Subject to the requirements of applicable law and except for such steps as are necessary to disseminate the Offer Documents and any other documents necessary to consummate the Offer and the Merger, Parent and the Purchaser shall hold in confidence the information contained in any of such labels and lists and the additional information referred to in the preceding sentence, will use such information only in connection with the Offer, and, if this Agreement is terminated, will upon request of the Company deliver or cause to be delivered to, the Company all copies of such information then in its possession or the possession of its agents or representatives.


         Section 1.3. Directors.

         (a) Promptly upon the purchase of and payment for any Shares by Parent or any of its subsidiaries which represents at least a majority of the outstanding Shares, Parent shall be entitled to designate such number of directors, rounded up to the next whole number, on the Board of Directors of the Company as is equal to the product of the total number of directors on such Board (giving effect to the directors designated by Parent pursuant to this sentence) multiplied by the percentage that the number of Shares so accepted for payment bears to the total number of Shares then outstanding. In furtherance thereof, the Company shall, upon request of the Purchaser, promptly increase the size of its Board of Directors or exercise its best efforts to secure the resignations of such number of directors, or both, as is necessary to enable Parent's designees to be so elected to the Company's Board, and shall cause Parent's designees to be so elected. At such time, the Company shall, if requested by Parent, also cause persons designated by Parent to constitute at least the same percentage (rounded up to the next whole number) as is on the Company's Board of Directors of (i) each committee of the Company's Board of Directors, (ii) each board of directors (or similar body) of each Subsidiary (as defined in Section 3.1) of the Company and (iii) each committee (or similar body) of each such board.


         (b) The Company shall promptly take all actions required pursuant to
Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder in order to fulfill its obligations under Section 1.3(a), including mailing to stockholders together with Schedule 14D-9 the information required by such
Section 14(f) and Rule 14f-1 as is necessary to enable Parent's designees to be elected to the Company's Board of Directors. Parent or the Purchaser will supply the Company and be solely responsible for any information with respect to either of them and their nominees, officers, directors and affiliates required by such
Section 14(f) and Rule 14f-1. The provisions of this Section 1.3 are in addition to and shall not limit any rights which the Purchaser, Parent or any of their affiliates may have as a holder or beneficial owner of Shares as a matter of law with respect to the election of directors or otherwise.


         (c) In the event that Parent's designees are elected to the Company's Board of Directors, until the Effective Time (as defined below), the Company's Board shall have at least two directors who are directors on the date hereof (the "Independent Directors"), provided that, in such event, if the number of Independent Directors shall be reduced below two for any reason whatsoever, any remaining Independent Directors (or Independent Director, if there be only one remaining) shall be entitled to designate persons to fill such vacancies who shall be deemed to be Independent Directors for purposes of this Agreement or, if no Independent Director then remains, the other directors shall designate two persons to fill such vacancies who shall not be stockholders, affiliates or associates of Parent or the Purchaser and such persons shall be deemed to be Independent Directors for purposes of this Agreement. Notwithstanding anything in this Agreement to the contrary, in the event that Parent's designees are elected to the Company's Board, after the acceptance for payment of Shares pursuant to the Offer and prior to the Effective Time, the affirmative vote of a majority of the Independent Directors shall be required to (a) amend or terminate this Agreement by the Company or (b) exercise or waive any of the Company's rights, benefits or remedies hereunder.

         Section 1.4. The Merger. Subject to the terms and conditions of this Agreement, and in accordance with the relevant provisions of the Delaware General Corporation Law ("DGCL"), at the Effective Time, the Company and the Purchaser shall consummate a merger (the "Merger") pursuant to which (a) the Purchaser shall be merged with and into the Company and the separate corporate existence of the Purchaser shall thereupon cease, (b) the Company shall be the successor or surviving corporation in the Merger (sometimes hereinafter referred to as the "Surviving Corporation") and shall continue to be governed by the laws of the State of Delaware, and (c) the separate corporate existence of the Company with all its rights, privileges, immunities, powers and franchises shall continue unaffected by the Merger, except as set forth in this Section 1.4. Pursuant to the Merger, (x) the Company's Amended and Restated Certificate of Incorporation ("Certificate of Incorporation") shall be amended in its entirety to read as the Certificate of the Purchaser, in effect immediately prior to the Effective Time, except that Article FIRST thereof shall promptly be amended to read as follows: "FIRST: The name of the corporation is American Medserve Corporation" and, as so amended, shall be the Certificate of the Surviving Corporation until thereafter amended as provided by law and such Certificate, and (y) the By-Laws of the Purchaser (the "By-Laws"), as in effect immediately prior to the Effective Time, shall be the Bylaws of the Surviving Corporation until thereafter amended as provided by law, by such Certificate or by such Bylaws. The Merger shall have the effects specified in the DGCL.

         Section 1.5. Effective Time. Parent, the Purchaser and the Company will cause a Certificate of Merger to be executed and filed on the Closing Date (as defined in Section 1.6) (or on such other date as Parent and the Company may agree) with the Secretary of State of Delaware (the "Secretary of State") as provided in the DGCL. The Merger shall become effective on the date on which the Certificate of Merger is duly filed with the Secretary of State or such time as is agreed upon by the parties and specified in the Certificate of Merger, and such time is hereinafter referred to as the "Effective Time".

         Section 1.6. Closing. The closing of the Merger (the "Closing") shall take place at 10:00 a.m. on a date to be specified by the parties, which shall be no later than the second business day after satisfaction or waiver of all of the conditions set forth in Article VI hereof (the "Closing Date"), at the offices of Dewey Ballantine, 1301 Avenue of the Americas, New York, New York 10019, unless another date or place is agreed to in writing by the parties hereto.

         Section 1.7. Directors and Officers of the Surviving Corporation. The directors of the Purchaser and the officers of the Company at the Effective Time shall, from and after the Effective Time, be the directors and officers, respectively, of the Surviving Corporation until their successors shall have been duly elected or appointed or qualified or until their earlier death, resignation or removal in accordance with the Certificate and the By-Laws.

         Section 1.8. Shareholders' Meeting.

         (a) If required by applicable law in order to consummate the Merger, the Company, acting through its Board of Directors, shall, in accordance with applicable law:

                  (i) duly call, give notice of, convene and hold a special meeting of its shareholders (the "Special Meeting") as promptly as practicable following the acceptance for payment and purchase of Shares by the Purchaser pursuant to the Offer for the purpose of considering and taking action upon the approval of the Merger and the adoption of this Agreement;

                  (ii) prepare and file with the SEC a preliminary proxy or information statement relating to the Merger and this Agreement and (x) obtain and furnish the information required to be included by the SEC in the Proxy Statement (as hereinafter defined) and, after consultation with Parent, to respond promptly to any comments made by the SEC with respect to the preliminary proxy or information statement and cause a definitive proxy or information statement, including any amendment or supplement thereto (the "Proxy Statement") to be mailed to its shareholders, provided that no amendment or supplement to the Proxy Statement will be made by the Company without consultation with Parent and its counsel and (y) use its best efforts to obtain the necessary approvals of the Merger and this Agreement by its shareholders; and

                  (iii) include in the Proxy Statement the recommendation of the Board that shareholders of the Company vote in favor of the approval of the Merger and the adoption of this Agreement.

         (b) Parent shall vote, or cause to be voted, all of the Shares then owned by it, the Purchaser or any of its other subsidiaries and affiliates in favor of the approval of the Merger and the approval and adoption of this Agreement.

         Section 1.9. Merger Without Meeting of Shareholders. Notwithstanding
Section 1.8 hereof, in the event that Parent, the Purchaser and any other Subsidiaries of Parent shall acquire in the aggregate at least 90% of the outstanding shares of each class of capital stock of the Company, pursuant to the Offer or otherwise, the parties hereto shall, at the request of Parent and subject to Article VI hereof, take all necessary and appropriate action to cause the Merger to become effective as soon as practicable after such acquisition, without a meeting of shareholders of the Company, in accordance with Section 253 of the DGCL.


                                   ARTICLE II.

                            CONVERSION OF SECURITIES


         Section 2.1. Conversion of Capital Stock. As of the Effective Time, by virtue of the Merger and without any action on the part of the holders of any Shares or holders of common stock, par value $.01 per share, of the Purchaser (the "Purchaser Common Stock"):

         (a) The Purchaser Common Stock. Each issued and outstanding share of the Purchaser Common Stock shall be converted into and become one fully paid and nonassessable share of common stock of the Surviving Corporation.

         (b) Cancellation of Treasury Stock and Parent-Owned Stock. All Shares that are owned by the Company as treasury stock and any Shares owned by Parent, the Purchaser or any other wholly owned Subsidiary of Parent shall be canceled and retired and shall cease to exist and no consideration shall be delivered in exchange therefor.

         (c) Exchange of Shares. Each issued and outstanding Share (other than Shares to be canceled in accordance with Section 2.1(b) and any Shares which are held by stockholders exercising appraisal rights pursuant to Section 262 of the DGCL ("Dissenting Shareholders")) shall be converted into the right to receive the Offer Price, payable to the holder thereof, without interest (the "Merger Consideration"), upon surrender of the certificate formerly representing such Share in the manner provided in Section 2.2. All such Shares, when so converted, shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate representing any such Shares shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration therefor upon the surrender of such certificate in accordance with Section 2.2, without interest, or the right, if any, to receive payment from the Surviving Corporation of the "fair value" of such Shares as determined in accordance with Section 262 of the DGCL.

         Section 2.2. Exchange of Certificates.

         (a) Paying Agent. Parent shall designate a bank or trust company reasonably acceptable to the Company to act as agent for the holders of the Shares in connection with the Merger (the "Paying Agent") to receive in trust from time to time, as necessary, the funds to which holders of the Shares shall become entitled pursuant to Section 2.1(c). Such funds shall be invested by the Paying Agent as directed by Parent or the Surviving Corporation.

         (b) Exchange Procedures. As soon as reasonably practicable after the Effective Time, the Paying Agent shall mail to each holder of record, as of the Effective Time, of a certificate or certificates, which immediately prior to the Effective Time represented outstanding Shares (the "Certificates"), whose Shares were converted pursuant to Section 2.1 into the right to receive the Merger Consideration (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Paying Agent and shall be in such form and have such other provisions as Parent may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for payment of the Merger Consideration. Upon surrender of a Certificate for cancellation to the Paying Agent or to such other agent or agents as may be appointed by Parent, together with such letter of transmittal, duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor the Merger Consideration for each Share formerly represented by such Certificate and the Certificate so surrendered shall forthwith be canceled. No interest will be paid or accrued on the cash payable upon the surrender of the Certificates. If payment of the Merger Consideration is to be made to a person other than the person in whose name the surrendered Certificate is registered, it shall be a condition of payment that the Certificate so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer and that the person requesting such payment shall have paid any transfer and other taxes required by reason of the payment of the Merger Consideration to a person other than the registered holder of the Certificate surrendered or shall have established to the satisfaction of the Surviving Corporation that such tax either has been paid or is not applicable. Until surrendered as contemplated by this Section 2.2, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive the Merger Consideration in cash as contemplated by this Section 2.2.

         (c) Transfer Books; No Further Ownership Rights in the Shares. At the Effective Time, the stock transfer books of the Company shall be closed and thereafter there shall be no further registration of transfers of the Shares on the records of the Company. From and after the Effective Time, the holders of Certificates evidencing ownership of the Shares outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Shares, except as otherwise provided for herein or by applicable law. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article II.

         (d) Termination of Fund; No Liability. At any time following six months after the Effective Time, the Surviving Corporation shall be entitled to require the Paying Agent to deliver to it any funds (including any interest received with respect thereto) which had been made available to the Paying Agent and which have not been disbursed to holders of Certificates, and thereafter such holders shall be entitled to look to the Surviving Corporation (subject to abandoned property, escheat or other similar laws) only as general creditors thereof with respect to the Merger Consideration payable upon due surrender of their Certificates, without any interest thereon. Notwithstanding the foregoing, neither the Surviving Corporation nor the Paying Agent shall be liable to any holder of a Certificate for Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

         (e) Lost, Stolen or Destroyed Certificates. In the event any Certificate for Shares shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such Person of a bond in customary amount as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration pursuant to Section 2.2(b) upon due surrender of and deliverable in respect of the Shares represented by such Certificate pursuant to this Agreement.

         (f) Withholding Taxes. Parent and Purchaser shall be entitled to deduct and withhold, or cause the Paying Agent to deduct and withhold, from the consideration otherwise payable to a holder of Shares pursuant to the Offer or the Merger any stock transfer taxes and such amounts as are required under the Internal Revenue Code of 1986, as amended (the "Code"), or any applicable provision of state, local or foreign tax law, as specified in the Offer Documents. To the extent that amounts are so withheld by Parent or Purchaser, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Shares in respect of which such deduction and withholding was made by Parent or Purchaser, in the circumstances described in the Offer Documents.

         Section 2.3. Appraisal Rights. Notwithstanding anything in this Agreement to the contrary, Shares that are issued and outstanding immediately prior to the Effective Time and which are held by stockholders who did not vote in favor of the Merger and comply with all of the relevant provisions of Section 262 of the DGCL (the "Dissenting Shares") shall not be converted into or be exchangeable for the right to receive the Merger Consideration, unless and until such holders shall have failed to perfect or shall have effectively withdrawn or lost their rights to appraisal under the DGCL. If any Dissenting Stockholder shall have failed to perfect or shall have effectively withdrawn or lost such right, such holder's Shares shall thereupon be converted into and become exchangeable for the right to receive, as of the Effective Time, the Merger Consideration without any interest thereon. The Company shall give Parent (i) prompt notice of any written demands for appraisal of any Shares, attempted withdrawals of such demands, and any other instruments served pursuant to the DGCL and received by the Company relating to stockholders' rights of appraisal and (ii) the opportunity to direct all negotiations and proceedings with respect to demands for appraisal under the DGCL. Neither the Company nor the Surviving Corporation shall, except with the prior written consent of Parent, voluntarily make any payment with respect to, or settle or offer to settle, any such demand for payment. If any Dissenting Shareholder shall fail to perfect or shall have effectively withdrawn or lost the right to dissent, the Shares held by such Dissenting Shareholder shall thereupon be treated as though such Shares had been converted into the Merger Consideration pursuant to Section 2.1.

         Section 2.4. Company Plans.

         (a) On the expiration date of the Offer, immediately prior to the acceptance for payment of Shares pursuant to the Offer, each outstanding employee stock option to purchase Shares (a "Company Option") granted under any stock option or compensation plan or arrangement of the Company or its Subsidiaries (collectively, the "Option Plan"), shall be surrendered to the Company and shall be forthwith canceled and the Company shall pay to each holder of a Company Option, by check, an amount equal to (i) the product of the number of the Shares which are issuable upon exercise of such Company Option, multiplied by the Offer Price, less (ii) the aggregate exercise price of such Company Option. Prior to the Closing, the Company shall use its best efforts to take all actions (including, without limitation, soliciting any necessary consents from the holders of the Company Options) required to effect the matters set forth in this Section 2.4, including the surrender, cancellation and payment in consideration for the Company Options described in this Section 2.4(a). The Company shall withhold all income or other taxes as required under applicable law prior to distribution of the cash amount received under this Section 2.4(a) to the holders of Company Options.

         (b) Except as may be otherwise agreed to by Parent or the Purchaser and the Company, the Company's Option Plan shall terminate as of the Effective Time and the provisions in any other plan, program or arrangement providing for the issuance or grant of any other interest in respect of the capital stock of the Company or any of its Subsidiaries shall be deleted as of the Effective Time and no holder of Company Options or any participant in the Option Plan or any other plans, programs or arrangements shall have any rights thereunder to acquire any equity securities of the Company, the Surviving Corporation or any subsidiary thereof.


                                  ARTICLE III.
                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

                  Except as set forth in the schedule attached to this Agreement setting forth exceptions to the Company's representations and warranties set forth herein (the "Company Disclosure Schedule"), the Company represents and warrants to Parent and the Purchaser as set forth below. The Company Disclosure Schedule will be arranged in sections corresponding to sections of this Agreement to be modified by such disclosure schedule.

         Section 3.1. Organization. (a) Each of the Company and its Subsidiaries, all of which are listed in Section 3.1 of the Company Disclosure Schedule, is a corporation, limited liability company or partnership duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization. Complete and correct copies of the Certificate of Incorporation and the By-Laws and all amendments thereof to date, have been delivered to Parent. Each of the Company and its Subsidiaries has all requisite corporate power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as now being conducted, except where the failure to be so organized, existing and in good standing or to have such power, authority, and governmental approvals would not, individually or in the aggregate, have a Company Material Adverse Effect (as defined below). As used in this Agreement, the term "Subsidiary" shall mean all corporations or other entities in which the Company or the Parent, as the case may be, owns, directly or indirectly, a majority of the issued and outstanding capital stock or similar interests or has the right to elect a majority of the members of the Board of Directors or similar governing body. As used in this Agreement, (i)

"Company Material Adverse Effect" shall mean any event, change or effect that has, or is reasonably likely to have, a material adverse effect (A) on the condition (financial or otherwise), business, assets, liabilities, results of operations or cash flows of the Company and its Subsidiaries, taken as a whole or (B) on the ability of the Company to perform its obligations under this Agreement or to consummate the transactions contemplated by this Agreement, and
(ii) the phrase "to the Company's knowledge", or words of comparable import, shall mean facts or circumstances within the personal knowledge, after due inquiry, of any of Timothy L. Burfield, Charles R. Wallace and Michael B. Freedman.

                  (b) The Company and each of its Subsidiaries is duly qualified or licensed to do business and in good standing as a foreign corporation in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so duly qualified or licensed and in good standing would not individually or in the aggregate have a Company Material Adverse Effect. Except as set forth in Section 3.1 of the Company Disclosure Schedule, the Company does not own (i) any equity interest in any corporation or other entity or (ii) marketable securities where the Company's equity interest in any entity exceeds five percent of the outstanding equity of such entity on the date hereof.

         Section 3.2. Capitalization. (a) The authorized capital stock of the Company consists of 30,000,000 Shares and 1,000,000 shares of preferred stock, par value $.01 per share (the "Preferred Stock"). As of the date hereof, (i) 12,217,936 Shares are issued and outstanding, (ii) no Shares are issued and held in the treasury of the Company, (iii) no shares of Preferred Stock are issued and outstanding, and (iv) 1,310,790 Shares are reserved for issuance to employees pursuant to the Option Plan, of which 517,117 Shares are subject to outstanding, unexercised options. Section 3.2(a) of the Company Disclosure Schedule sets forth a true and complete list of the holders of Company Options, including such person's name, the number of options (vested, unvested and total) held by such person and the exercise price for each such option. Since the date hereof, the Company has not issued or granted additional options under the Option Plan. All the outstanding shares of the Company's capital stock are, and all Shares which may be issued pursuant to the exercise of outstanding Company Options will be, when issued in accordance with the respective terms thereof, duly authorized, validly issued, fully paid and non-assessable. Except as disclosed in Section 3.2 of the Company Disclosure Schedule, there are no bonds, debentures, notes or other indebtedness having general voting rights (or convertible into securities having such rights) ("Voting Debt") of the Company or any of its Subsidiaries issued and outstanding. Except as set forth above, except as described in Section 3.2 of the Company Disclosure Schedule and except for the transactions contemplated by this Agreement, as of the date hereof, (i) there are no shares of capital stock of the Company authorized, issued or outstanding, (ii) there are no outstanding options, warrants, calls, preemptive rights, subscriptions or other rights, agreements, arrangements or commitments of any character, relating to the issued or unissued capital stock of the Company or any of its Subsidiaries, obligating the Company or any of its Subsidiaries to issue, transfer or sell or cause to be issued, transferred or sold any shares of capital stock or Voting Debt of, or other equity interest in, the Company or any of its Subsidiaries or securities convertible into or exchangeable for such shares or equity interests, or obligating the Company or any of its Subsidiaries to grant, extend or enter into any such option, warrant, call, subscription or other right, agreement, arrangement or commitment and
(iii) except as set forth in Section 3.2(a) of the Company Disclosure Schedule, there are no outstanding contractual obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any Shares, or the capital stock of the Company, or any Subsidiary or affiliate of the Company or to provide funds to make any investment (in the form of a loan, capital contribution or otherwise) in any Subsidiary or any other entity other than loans to Subsidiaries in the ordinary course of business.

                  (b) All of the outstanding shares of capital stock of each of the Subsidiaries are beneficially owned by the Company, directly or indirectly, and all such shares have been validly issued and are fully paid and nonassessable and are owned by either the Company or one of its Subsidiaries free and clear of all liens, charges, claims or encumbrances of whatever nature ("Encumbrances").

                  (c) There are no voting trusts or other agreements or understandings to which the Company or any of its Subsidiaries is a party with respect to the voting of the capital stock of the Company or any of the Subsidiaries.

         Section 3.3. Authorization; Validity of Agreement; Company Action. The Company has the requisite corporate power and authority to execute and deliver this Agreement and to consummate the Transactions. The execution, delivery and performance by the Company of this Agreement, and the consummation by it of the Transactions, have been duly authorized by its Board of Directors and, except for obtaining the approval of its shareholders as contemplated by Section 1.8 hereof, no other corporate action on the part of the Company is necessary to authorize the execution and delivery by the Company of this Agreement and the consummation by it of the Transactions. This Agreement has been duly executed and delivered by the Company and, assuming that this Agreement constitutes the legal, valid and binding obligations of Parent and the Purchaser, constitutes the legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except as may be limited by any bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws affecting the enforcement of creditors' rights generally or by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

         Section 3.4. Consents and Approvals; No Violations. Except for the filings set forth in Section 3.4 of the Company Disclosure Schedule and the filings, permits, authorizations, consents and approvals as may be required under, and other applicable requirements of, the Exchange Act, the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), state securities or blue sky laws, and the DGCL, none of the execution, delivery or performance of this Agreement by the Company, the consummation by the Company of the Transactions or compliance by the Company with any of the provisions hereof will (i) conflict with or result in any breach of any provision of the Certificate, the By-Laws or similar organizational documents of the Company or any of its Subsidiaries, (ii) require any filing with, or permit, authorization, consent or approval of, any court, arbitrator, tribunal, administrative agency or commission or other governmental or other regulatory authority or agency (a "Governmental Entity"), (iii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which the Company or any of its Subsidiaries is a party or by which any of them or any of their properties or assets may be bound (the "Company Agreements") or (iv) violate any order, writ, injunction, decree, statute, rule or regulation applicable to the Company, any of its Subsidiaries or any of their properties or assets, excluding from the foregoing clauses (ii),
(iii) and (iv) such violations, breaches or defaults which would not, individually or in the aggregate, have a Company Material Adverse Effect.
Section 3.4 of the Company Disclosure Schedule sets forth a list of all third party consents and approvals required to be obtained in connection with this Agreement under the Company Agreements prior to the consummation of the transactions contemplated by this Agreement, except such third party consents and approvals the failure of which to obtain would not have a Company Material Adverse Effect.

         Section 3.5. SEC Reports and Financial Statements. The Company has timely filed with the SEC, and has heretofore made available to Parent, true and complete copies of, all forms, reports, schedules, statements and other documents required to be filed by it since November 13, 1996 and prior to the date hereof, under the Exchange Act or the Securities Act of 1933, as amended (the "Securities Act"), and the SEC's rules and regulations thereunder (as such documents have been amended since the time of their filing, collectively, the "Company SEC Documents"). As of their respective dates or, if amended prior to the date hereof, as of the date of the last such amendment, the Company SEC Documents, including, without limitation, any financial statements or schedules included therein (a) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading and (b) complied in all material respects with the applicable requirements of the Exchange Act and the Securities Act, as the case may be, and the applicable rules and regulations of the SEC thereunder. None of the Company's Subsidiaries is required to file any forms, reports or other documents with the SEC. The consolidated financial statements of the Company included in the Company SEC Documents (the "Financial Statements") have been prepared from, and are in accordance with, the books and records of the Company and its consolidated Subsidiaries, comply in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with United States generally accepted accounting principles ("GAAP") applied on a consistent basis during the period involved (except in the case of unaudited statements, as permitted by Form 10-Q under the Exchange Act and as may be otherwise indicated in the notes thereto) and fairly present (subject, in the case of unaudited statements, to normal recurring year-end adjustments and any other adjustments described therein) the consolidated financial position and the consolidated results of operations and cash flows (and changes in financial position, if any) of the Company and its consolidated Subsidiaries as of the times and for the periods referred to therein.

         Section 3.6. Absence of Certain Changes. Except as disclosed in Section
3.6 of the Company Disclosure Schedule or in the Company SEC Documents filed prior to the date hereof, since March 31, 1997, the Company and its Subsidiaries have conducted their respective businesses only in the ordinary and usual course and there has not occurred any events or changes (including the incurrence of any liabilities of any nature, whether or not accrued, contingent or otherwise) having, individually or in the aggregate, a Company Material Adverse Effect and the Company has not taken any action which would have been prohibited under
Section 5.1 hereof.

         Section 3.7. No Undisclosed Liabilities. Except (a) as disclosed in the Financial Statements and (b) for liabilities and obligations (i) incurred in the ordinary course of business and consistent with past practice since December 31, 1996, or (ii) as otherwise disclosed in Section 3.7 of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries has any liabilities or obligations of any nature, whether or not accrued, absolute, contingent or otherwise, whether due or to become due and whether required to be reflected on a balance sheet under GAAP that have, or would be reasonably likely to have, a Company Material Adverse Effect or that would be required by GAAP to be reflected in, reserved against or otherwise described in a consolidated balance sheet of the Company (including the notes thereto).

         Section 3.8. Litigation. Except as set forth in Section 3.8 of the Company Disclosure Schedule, there are no suits, claims, actions, proceedings, including, without limitation, arbitration proceedings or alternative dispute resolution proceedings, or investigations pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries by or before any Governmental Entity that, either individually or in the aggregate, if adversely determined, would be reasonably likely to have a Company Material Adverse Effect.

         Section 3.9. Employee Benefit Plans.

         (a) For purposes of this Agreement, the term "Plans" shall include: each deferred compensation and each incentive compensation, stock purchase, stock option and other equity compensation plan, program, agreement or arrangement; each severance or termination pay, medical, surgical, hospitalization, life insurance and other "welfare" plan, fund or program (within the meaning of section 3(1) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")); each profit-sharing, stock bonus or other "pension" plan, fund or program (within the meaning of section 3(2) of ERISA); each employment, termination or severance agreement; and each other employee benefit plan, fund, program, agreement or arrangement, in each case, that is sponsored, maintained or contributed to or required to be contributed to by the Company or by any trade or business, whether or not incorporated (an "ERISA Affiliate"), that together with the Company would be deemed a "single employer" within the meaning of section 4001(b) of ERISA, or to which the Company or an ERISA Affiliate is party, whether written or oral, for the benefit of any employee or former employee of the Company or any Subsidiary (the "Plans"). Each of the Plans that is subject to section 302 or Title IV of ERISA or section 412 of the Code is hereinafter referred to in this Section 3.9 as a "Title IV Plan." Section 3.9 of the Company Disclosure Schedule sets forth all of the Plans. Neither the Company, any Subsidiary nor any ERISA Affiliate has any commitment or formal plan, whether legally binding or not, to create any additional employee benefit plan or modify or change any existing Plan that would affect any employee or former employee of the Company or any Subsidiary.

         (b) Except as disclosed in Section 3.9 of the Company Disclosure Schedule, no liability under Title IV or section 302 of ERISA has been incurred by the Company or any ERISA Affiliate that has not been satisfied in full, and no condition exists that presents a material risk to the Company or any ERISA Affiliate of incurring any such liability. No Plan is a Title IV Plan.

         (c) Except as disclosed in Section 3.9 of the Company Disclosure Schedule, neither the Company or any Subsidiary, any Plan, any trust created thereunder, nor any trustee or administrator thereof has engaged in a transaction in connection with which the Company or any Subsidiary, any Plan, any such trust, or any trustee or administrator (as defined in Section 3(16)(A) of ERISA) thereof, or any party in interest (as defined in ERISA Section 3(14)) or fiduciary with respect to any Plan or any such trust could be subject to either a civil penalty assessed pursuant to section 409 or 502(i) of ERISA or a tax imposed pursuant to section 4975 or 4976 of the Code, which would be material in amount.

         (d) Except as disclosed in Section 3.9 of the Company Disclosure Schedule, each Plan has been operated and administered in all material respects in accordance with its terms and applicable law, including but not limited to ERISA and the Code.

         (e) Except as disclosed in Section 3.9 of the Company Disclosure Schedule, each Plan intended to be "qualified" within the meaning of section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service with respect to the qualified status of such Plan under the Code, including all amendments to the Code effected by the Tax Reform Act of 1986, and nothing has occurred since the issuance of such letter which could reasonably be expected to cause the loss of the tax-qualified status of such Plan and the related trust maintained thereunder. The Company has no Plans intended to satisfy the requirements of Section 501(c)(9).

         (f) Except as disclosed in Section 3.9 of the Company Disclosure Schedule, no Plan provides medical, surgical, hospitalization, death or similar benefits (whether or not insured) for employees or former employees of the Company or any Subsidiary for periods extending beyond their retirement or other termination of service, other than (i) coverage mandated by applicable law, (ii) death benefits under any "pension plan," or (iii) benefits the full cost of which is borne by the current or former employee (or his beneficiary) or (iv) post-death exercise periods in effect under outstanding Company Options.

         (g) Except as disclosed in Section 3.9 of the Company Disclosure Schedule, or as set forth in Section 5.11 of this Agreement, the consummation of the transactions contemplated by this Agreement will not, either alone or in combination with another event, (i) entitle any current or former employee or officer of the Company or any ERISA Affiliate to severance pay, unemployment compensation or any other payment, except as expressly provided in this Agreement, or (ii) accelerate the time of payment or vesting, or increase the amount of compensation due any such employee or officer.

         (h) There are no pending, or to the knowledge of the Company, threatened or anticipated claims by or on behalf of any Plan, by any employee or beneficiary covered under any such Plan, or otherwise involving any such Plan (other than routine claims for benefits) which would have a material adverse effect upon the Plans or a Company Material Adverse Effect.

         Section 3.10. Tax Matters; Government Benefits.

         (a) The Company and each of its Subsidiaries have duly filed all Tax Returns (as hereinafter defined) that are required to be filed and have duly paid or caused to be duly paid in full or made adequate provision in accordance with GAAP (or there has been paid or provision has been made on their behalf) for the payment of all Taxes (as hereinafter defined) shown due on such Tax Returns and all other Taxes for which the Company or any of its Subsidiaries is or might be liable. All such Tax Returns are correct and complete in all material respects and accurately reflect all liability for Taxes for the periods covered thereby. All Taxes owed and due by the Company and each of its Subsidiaries for results of operations through December 31, 1996 (whether or not shown on any Tax Return) have been paid or have been adequately reflected on the Company's balance sheet as of December 31, 1996 included in the Financial Statements (the "Balance Sheet"). Since December 31, 1996, the Company has not incurred liability for any Taxes other than in the ordinary course of business. Neither the Company nor any of its Subsidiaries has received notice of any claim made by an authority in a jurisdiction where neither the Company nor any of its Subsidiaries file Tax Returns that the Company is or may be subject to taxation by that jurisdiction.

         (b) The federal income Tax Returns of the Company and its Subsidiaries have not been examined by the Internal Revenue Service (or the applicable statutes of limitation for the assessment of federal income Taxes for such periods have expired) for any period. Neither the Company nor any of its Subsidiaries has waived any statute of limitations in any jurisdiction in respect of Taxes or Tax Returns or agreed to any extension of time with respect to a Tax assessment or deficiency.

         (c) Except as set forth on Section 3.10 of the Company Disclosure Schedule, no federal, state, local or foreign audits, examinations or other administrative proceedings have been commenced or, to the Company's knowledge, are pending with regard to any Taxes or Tax Returns of the Company or of any of its Subsidiaries. No written notification has been received by the Company or by any of its Subsidiaries that such an audit, examination or other proceeding is pending or threatened with respect to any Taxes due from or with respect to or attributable to the Company or any of its Subsidiaries or any Tax Return filed by or with respect to the Company or any of its Subsidiaries. To the Company's knowledge, there is no dispute or claim concerning any Tax liability of the Company or any of its Subsidiaries either claimed or raised by any taxing authority.

         (d) Neither the Company nor any of its Subsidiaries is a party to any agreement, plan, contract or arrangement that could result, separately or in the aggregate, in a payment of any "excess parachute payments" within the meaning of
Section 280G of the Code.

         (e) Neither the Company nor any of its Subsidiaries has filed a consent pursuant to Section 341(f) of the Code (or any predecessor provision) concerning collapsible corporations, or agreed to have Section 341(f)(2) of the Code apply to any disposition of a "subsection (f) asset" (as such term is defined in Section 341(f)(4) of the Code) owned by the Company or any of its Subsidiaries.

         (f) No taxing authority is asserting or, to the knowledge of the Company, threatening to assert a claim against the Company or any of its Subsidiaries under or as a result of Section 482 of the Code or any similar provision of state, local or foreign law.

         (g) Neither the Company nor any of its Subsidiaries is a party to any material tax sharing, tax indemnity or other agreement or arrangement with any entity not included in the Company's consolidated financial statements most recently filed by the Company with the SEC.

         (h) None of the Company or any of its Subsidiaries has been a member of any affiliated group within the meaning of Section 1504(a) of the Code, or any similar affiliated or consolidated group for tax purposes under state, local or foreign law (other than a group the common parent of which is the Company), or has any liability for Taxes of any person (other than the Company and its Subsidiaries) under Treasury Regulation Section 1.1502-E or any similar provision of state, local or foreign law as a transferee or successor, by contract or otherwise.

         (i) No liens for Taxes exist with respect to any of the assets or properties of any of the Company or its Subsidiaries, except for statutory liens for Taxes not yet due or payable.

         (j) Neither the Company nor any of its Subsidiaries is or has been a United States real property holding company within the meaning of Section 897(c)(2) of the Code.

         (k) As used in this Agreement, the following terms shall have the following meanings:

                  (i) "Tax" or "Taxes" shall mean all taxes, charges, fees, duties, levies, penalties or other assessments imposed by any federal, state, local or foreign governmental authority, including, but not limited to, income, gross receipts, excise, property, sales, gain, use, license, custom duty, unemployment, capital stock, transfer, franchise, payroll, withholding, social security, minimum estimated, and other taxes, and shall include interest, penalties or additions attributable thereto; and

                  (ii) "Tax Return" shall mean any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

         Section 3.11. Intellectual Property.

         (a) The Company and its Subsidiaries own or have valid rights to use all items of Intellectual Property (as defined below) utilized in the conduct of the business of the Company and its Subsidiaries as presently conducted or as currently proposed to be conducted, free and clear of all Encumbrances (other than Encumbrances which, individually or in the aggregate, are not expected to have a Company Material Adverse Effect).

         (b) To the best knowledge of the Company, the conduct of the Company's and its Subsidiaries, business and the Intellectual Property owned or used by the Company and its Subsidiaries, do not infringe any Intellectual Property rights or any other proprietary right of any person other than infringements which, individually or in the aggregate, are not expected to have a Company Material Adverse Effect. The Company and its Subsidiaries have received no notice of any allegations or threats that the Company's and its Subsidiaries, use of any of the Intellectual Property infringes upon or is in conflict with any Intellectual Property or proprietary rights of any third party other than infringements or conflicts which individually or in the aggregate are not expected to have a Company Material Adverse

Effect. To the Company's knowledge, no person is infringing on or violating, in any material respect, any of the Intellectual Property rights of others.

         (c) As used in this Agreement, "Intellectual Property" means all of the following: (i) U.S. and foreign registered, unregistered and pending trademarks, trade dress, service marks, logos, trade names, corporate names, assumed names, business names and logos and all registrations and applications to register the same (the "Trademarks"); (ii) issued U.S. and foreign patents and pending patent applications, patent disclosures, and any and all divisions, continuations, continuations-in-part, reissues, reexaminations, and extension thereof, any counterparts claiming priority therefrom, utility models, patents of importation/confirmation, certificates of invention and like statutory rights (the "Patents"); (iii) U.S. and foreign registered and unregistered copyrights (including, but not limited to, those in computer software and databases) rights of publicity and all registrations and applications to register the same (the "Copyrights"); (iv) all categories of trade secrets as defined in the Uniform Trade Secrets Act including, but not limited to, business information; (v) all licenses and agreements pursuant to which the Company has acquired rights in or to any Trademarks, Patents, Computer Software (as defined below), rights of publicity or Copyrights, or licenses and agreements pursuant to which the Company has licensed or transferred the right to use any of the foregoing ("Licenses"); and (vi) all computer software, data files, source and object codes, user interfaces, manuals and other specifications and documentation and all know-how relating thereto (collectively, "Computer Software").

         Section 3.12. Employment Matters. Neither the Company nor any of its Subsidiaries has experienced any strikes, collective labor grievances, other collective bargaining disputes or Claims of unfair labor practices in the last five years. To the Company's knowledge, there is no organizational effort presently being made or threatened by or on behalf of any labor union with respect to employees of the Company and its Subsidiaries.

         Section 3.13. Compliance with Laws.

         (a) The Company and its Subsidiaries and, to the knowledge of the Company and its Subsidiaries, all of their respective officers, directors, employees, consultants or agents (collectively, the "Personnel") have complied in all respects with all applicable statutes, regulations, rules, orders, ordinances and other laws of the United States of America, all state, local and foreign governments and other governmental bodies and authorities, and agencies of any of the foregoing ("Governmental Authority") to which it is subject with respect to healthcare regulatory matters (including, without limitation, The Social Security Act, as amended, Sections 1128, 1128A and 1128B, 42 U.S.C. Sections 1320a-7, 7(a) and 7(b) including Criminal Penalties Involving Medicare or State Health Care Programs, commonly referred to as the "Federal Anti-Kickback Statute" and The Social Security Act, as amended, Section 1877, 42 U.S.C. Section 1395nn (Prohibition Against Certain Referrals), commonly referred to as the "Stark Statute", and all statutes and regulations related to the possession, distribution, maintenance and documentation of controlled substances) ("Healthcare Laws")), except to the extent noncompliance would not have a Company Material Adverse Effect. The Company and its Subsidiaries have maintained all records required to be maintained by the FDA, DEA and State Board of Pharmacy and the Medicare and Medicaid programs as required by applicable Healthcare Laws, except to the extent that the failure to do so would not have a Company Material Adverse Effect. There are no presently existing circumstances which would result or would be likely to result in violations of any such Healthcare Laws, except to the extent such violations would not have a Company Material Adverse Effect.

         (b) Except with respect to Healthcare Laws, the Company and its Subsidiaries are and, to the knowledge of the Company and its Subsidiaries, all Personnel is, in compliance with all applicable statutes, laws, ordinances, rules, orders and regulations of any Governmental Authority (including without limitation, Environmental Laws (as such term is hereinafter defined in Section 3.15) applicable to the business of the Company and its Subsidiaries), except to the extent noncompliance would not have a Company Material Adverse Effect. Except as set forth in Section 3.13 of the Company Disclosure Schedule, neither the Company nor its Subsidiaries have received any notice or other communication to the effect that, or otherwise been advised that, they are not in compliance with any of such statutes, regulations and orders, ordinances, other laws or undertakings, and the Company and its Subsidiaries have no reason to anticipate that any presently existing circumstances are likely to result in violations of any such regulations which could, in any one case or in the aggregate, have a Company Material Adverse Effect.

         (c) The Company and its Subsidiaries hold all permits necessary for the lawful conduct of their business under and pursuant to all applicable statutes, laws, ordinances, rules and regulations of all Federal, state, local and foreign governmental bodies, agencies and subdivisions having, asserting or claiming jurisdiction over it or any part of their operations, except to the extent that the failure to do so would not have a Company Material Adverse Effect. The Company and its Subsidiaries have correctly maintained in all respects all records required to be maintained by the FDA, DEA and State Boards of Pharmacy and pursuant to the requirements of the Medicare and Medicaid programs, except to the extent that the failure to do so would not have a Company Material Adverse Effect.

         (d) The Company and its Subsidiaries are qualified for participation in the Medicare and Medicaid programs. The Company and its Subsidiaries have timely filed all claims or other reports required to be filed with respect to the purchase of services by third-party payors, and all such claims or reports are complete and accurate, except to the extent that the failure to timely file or the failure of such claims or reports to be complete and accurate would not have a Company Material Adverse Effect. The Company and its Subsidiaries have no liability to any payor with respect thereto, except for liabilities incurred in the ordinary course of business. There are no pending appeals, overpayment determinations, adjustments, challenges, audit, litigation or notices of intent to open Medicare or Medicaid claim determinations or other reports required to be filed by the Company or its Subsidiaries. To the Company's knowledge, no Personnel have been convicted of, or pled guilty or nolo contendere to any Medicare or Medicaid program related offense or committed any offense which may reasonably serve as the basis for suspension or exclusion from the Medicare and Medicaid programs.

         (e) There are no pharmaceutical or other products now being sold or distributed by the Company or its Subsidiaries which, at the date hereof, would require any approval of any governmental or administrative body, whether federal, state, local or foreign, prior to commercial distribution of such products, for which approval has not been obtained, except where the failure to obtain such approval would not have a Company Material Adverse Effect. All pharmaceutical or other products now being distributed by the Company or its Subsidiaries and all products included in the inventories of the Company or its Subsidiaries on the date hereof comply with applicable legal requirements of all jurisdictions in which such pharmaceutical or other products are now being distributed, except where the failure to so comply would not have a Company Material Adverse Effect.

         Section 3.14. Vote Required. The affirmative vote of the holders of a majority of the outstanding Shares is the only vote of the holders of any class or series of the Company's capital stock which may be necessary to approve this Agreement or any of the Transactions.

         Section 3.15. Environmental Laws.

         (a) The Company and its Subsidiaries are in compliance with all applicable Environmental Laws (as defined below) (which compliance includes, without limitation, the possession by the Company and its Subsidiaries of all permits and other governmental authorizations required under applicable

Environmental Laws, and compliance with the terms and conditions thereof), except where failure to be in compliance, either individually or in the aggregate, would not have a Company Material Adverse Effect.

         (b) There is no Environmental Claim (as defined below) pending or, to the Company's knowledge, threatened against the Company or any of the Subsidiaries or, to the Company's knowledge, against any person or entity whose liability for any Environmental Claim the Company or any of its Subsidiaries has or may have retained or assumed either contractually or by operation of law except for such Environmental Claim which would not have, either individually or in the aggregate, a Company Material Adverse Effect.

         (c) There are no past or present actions, activities, circumstances, conditions, events or incidents, including, without limitation, the release or presence of any Hazardous Material at any location, which would reasonably be expected to form the basis of any Environmental Claim against the Company or any of its Subsidiaries, or to the Company's knowledge, against any person or entity whose liability for any Environmental Claim the Company or any of its Subsidiaries has or may have retained or assumed either contractually or by operation of law, except for such Environmental Claim which would not have, either individually or in the aggregate, a Company Material Adverse Effect.

         (d) The Company and its Subsidiaries have not, and to the Company's knowledge, no other person has, generated, treated, placed, stored, deposited, discharged, buried, dumped or disposed of Hazardous Materials at, on, beneath or adjacent to any property currently or formerly owned, operated or leased by the Company or any of its Subsidiaries, except which would not have, either individually or in the aggregate, a Company Material Adverse Effect.

         (e) Without in any way limiting the generality of the foregoing, none of the properties owned, operated or leased by the Company or any of its Subsidiaries contain any: underground storage tanks; asbestos; polychlorinated biphenyls ("PCBs"); underground injection wells; radioactive materials; or septic tanks or waste disposal pits in which any Hazardous Materials have been discharged or disposed except which would not have, individually or in the aggregate, a Company Material Adverse Effect.

         (f) There are no environmental reports, assessments, audits or studies relating to the Company or any of its Subsidiaries or to any property currently or formerly owned, operated or leased by the Company or any of its Subsidiaries
(i) in the possession or control of the Company or any of its Subsidiaries, or
(ii) of which the Company otherwise has knowledge.

         (g) For purposes of this Agreement, (i) "Environmental Laws" means all federal, state, local and foreign laws, statutes, codes, ordinances, rules, directives, orders, common law, judgments, decrees, consent or settlement agreements, permits and other governmental authorizations, and regulations relating to pollution or protection of human health or the environment, including, without limitation, laws relating to releases or threatened releases of Hazardous Materials or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, release, disposal, transport or handling of Hazardous Materials or recordkeeping, notification, disclosure and reporting requirements respecting Hazardous Materials; (ii) "Environmental Claim" means any claim, action, cause of action, proceeding, suit, investigation or written notice by any person or entity alleging potential liability (including, without limitation, potential liability for investigatory costs, cleanup costs, governmental response costs, natural resources damages, property damages, personal injuries, or penalties) arising under or pursuant to any Environmental Law; (iii) "Hazardous Materials" means all substances defined as Hazardous Substances, Oils, Pollutants or Contaminants in the National Oil and Hazardous Substances Pollution Contingency

Plan, 40 C.F.R. Section 300.5, and any other substance (including, without limitation, wastes, including medical waste) regulated under any Environmental Law.

         Section 3.16. Schedule 14D-9: Offer Documents and Proxy Statement. None of the Schedule 14D-9, the Proxy Statement, nor any other document filed or to be filed by or on behalf of the Company with the SEC or any other Governmental Entity in connection with the transactions contemplated by this Agreement, nor any information supplied by or on behalf of the Company specifically for inclusion in the Offer Documents will, at the respective times filed with the SEC or other Governmental Entity or first published, sent or given to stockholders, as the case may be, or, in the case of the Proxy Statement, at the date mailed to the Company Stockholders and at the time of the Special Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Schedule 14D-9 and the Proxy Statement will, when filed by the Company with the SEC or other Governmental Entity, comply as to form in all material respects with the applicable provisions of the Exchange Act and the rules and regulations thereunder. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to the statements made in any of the foregoing documents based on and in conformity with information supplied by or on behalf of Parent or Purchaser or any of their respective affiliates specifically for inclusion therein.

         Section 3.17. Opinion of Financial Advisor. The Board of Directors of the Company has received the opinion of Donaldson, Lufkin & Jenrette Securities Corporation ("DLJ") addressed to such Board, dated the date hereof, to the effect that, as of such date, the $18.00 per Share to be received by the holders of Shares pursuant to this Agreement is fair to such holders, a copy of which opinion has been delivered to Parent and the Purchaser for information purposes only. Each of Parent and Purchaser acknowledges and agrees that it may not, and is not entitled to, rely on the opinion of DLJ delivered to the Board of Directors of the Company. The Company will obtain the consent of DLJ to include the opinion of DLJ in the Offering Documents.

         Section 3.18. Brokers and Finders. No broker, finder or investment bank has acted directly or indirectly for the Company, nor has the Company incurred any obligation to pay any brokerage, finder's or other fee or commission in connection with the transactions contemplated hereby, other than DLJ and William Blair & Company, L.L.C., the fees and expenses of which have been previously disclosed to Parent and which shall be borne by the Company.

         Section 3.19. Certain Business Practices. None of the Company or any of its Subsidiaries has made, or to the Company's knowledge, no Personnel or representative of the Company or its Subsidiaries (in their capacities as such) has made, directly or indirectly with respect to the business of the Company, any bribes, kickbacks, or other illegal payments or illegal political contributions, illegal payments from corporate funds to governmental officials in their individual capacities, or illegal payments from corporate funds to obtain or retain business either within the United States or abroad.

         Section 3.20. Insurance. True and complete copies of all material insurance policies maintained by the Company have been made available to the Parent. Such policies provide coverage for the operations of the Company and its Subsidiaries in amounts and covering such risks as are adequate in accordance with customary industry practice to protect the assets and the business of the Company and its Subsidiaries. Neither the Company nor any of its Subsidiaries has received notice that any such policy is invalid or unenforceable or that substantial capital improvements or other expenditures will have to be made in order to continue such insurance and, so far as known to the Company and its Subsidiaries, no such improvements or expenditures are required.

         Section 3.21. Product Warranties. Except as set forth in Section 3.21 of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries has made any express warranties with respect to products sold or distributed by the Company and its Subsidiaries (other than passing on warranties made by the manufacturers thereof) and, to the best of the Company's knowledge, no other warranties have been made by Personnel. The Company has no knowledge of any presently existing circumstances that would constitute a valid basis for any voluntary or governmental recall of any pharmaceutical or other product sold or distributed by the Company.


                                   ARTICLE IV.
                        REPRESENTATIONS AND WARRANTIES OF
                            PARENT AND THE PURCHASER

         Except as set forth in the schedule attached to this Agreement setting forth exceptions to the Parent's and Purchaser's representations and warranties set forth herein (the "Parent Disclosure Schedule"), the Parent and Purchaser represent and warrant to the Company as set forth below. The Parent Disclosure Schedule will be arranged in sections corresponding to sections of this Agreement to be modified by such disclosure schedule.

         Section 4.1. Organization. Each of Parent and the Purchaser is a corporation duly organized, validly existing and in good standing under the laws of Delaware and has all requisite corporate or other power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as now being conducted, except where the failure to be so organized, existing and in good standing or to have such power, authority, and governmental approvals would not have, individually or in the aggregate, a Parent Material Adverse Effect. As used in this Agreement, "Parent Material Adverse Effect," shall mean any event, change or effect that has, or is reasonably likely to have, a material adverse effect (A) on the condition (financial or otherwise), business, assets, liabilities, results of operations or cash flows of Parent and its Subsidiaries, taken as a whole, or (B) on the ability of Parent or the Purchaser to perform its obligations under this Agreement or to consummate the transactions contemplated by this Agreement.

         Section 4.2. Authorization; Validity of Agreement; Necessary Action. Each of Parent and the Purchaser has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the Transactions. The execution, delivery and performance by Parent and the Purchaser of this Agreement and of the Transactions have been duly authorized by the Board of Directors of Parent and the Purchaser and no other corporate action on the part of Parent and the Purchaser is necessary to authorize this Agreement or the Transactions. This Agreement has been duly executed and delivered by Parent and the Purchaser, as the case may be, and, assuming that this Agreement constitutes the legal, valid and binding obligation of the Company, constitutes the legal, valid and binding obligation of each of Parent and the Purchaser, as the case may be, enforceable against each of them in accordance with its respective terms, except as may be limited by any bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws affecting the enforcement of creditors' rights generally or by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

         Section 4.3. Consents and Approvals; No Violations. Except for the filings, permits, authorizations, consents and approvals as may be required under, and other applicable requirements of, the Exchange Act, the HSR Act, state securities or blue sky laws, and the DGCL, none of the execution, delivery or performance of this Agreement by Parent or the Purchaser, the consummation by Parent or the Purchaser of the Transactions or compliance by Parent or the Purchaser with any of the provisions hereof will (i) conflict with or result in any breach of any provision of the respective certificate of incorporation or by-laws of Parent or Purchaser, (ii) require any filing with, or permit, authorization, consent or approval of, any Governmental Entity, (iii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both a default or give rise to any right of termination, cancellation or acceleration) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which Parent or the Purchaser is a party or by which any of them or any of their respective properties or assets may be bound, or (iv) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Parent, any of its Subsidiaries or any of their respective properties or assets, excluding from the foregoing clauses (ii), (iii) and (iv) such violations, breaches or defaults which would not, individually or in the aggregate have a Parent Material Adverse Effect.

         Section 4.4. Offer Documents; Proxy Statement; Schedule 14D-9. Neither the Offer Documents nor any other document filed or to be filed by or on behalf of Parent or Purchaser with the SEC or any other Governmental Entity in connection with the transactions contemplated by this Agreement nor any information supplied by or on behalf of Parent or Purchaser specifically for inclusion in the Schedule 14D-9 or Proxy Statement will, at the respective times filed with the SEC or other Governmental Entity, or at any time thereafter when the information included therein is required to be updated pursuant to applicable law, or, in the case of the Proxy Statement, at the date mailed to the Company's stockholders and at the time of the Special Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. The Offer Documents will, when filed by Parent or Purchaser with the SEC or other Governmental Entity, comply as to form in all material respects with the applicable provisions of the Exchange Act and the rules and regulations thereunder. Notwithstanding the foregoing, Parent and Purchaser make no representation or warranty with respect to the statements made in the foregoing documents based on and in conformity with information supplied by or on behalf of the Company or any of its affiliates specifically for inclusion therein.

         Section 4.5. Financing. At the closing of the Offer, and at the Effective Time, Parent and Purchaser will have sufficient cash resources available to finance the transactions contemplated hereby.

         Section 4.6. Litigation. Except as set forth in Parent's Annual Report on Form 10-K for the year ended December 31, 1996, there are no suits, claims, actions, proceedings, including without limitation arbitration proceedings or alternative dispute resolution proceedings, or investigations pending or, to the knowledge of Parent, threatened against Parent or any of its Subsidiaries before any Governmental Entity that, either individually or in the aggregate, would be reasonably likely to have a material adverse effect on the ability of Parent or the Purchaser to perform its obligations under this Agreement or to consummate the transactions contemplated by this Agreement.


                                   ARTICLE V.

                                    COVENANTS

         Section 5.1. Interim Operations of the Company. The Company covenants and agrees that, except (i) as expressly contemplated by this Agreement, or (ii) as agreed in writing by Parent, after the date hereof, and prior to the time the directors of the Purchaser have been elected to, and shall constitute a majority of, the Board of Directors of the Company pursuant to Section 1.3 (the "Appointment Date"):

         (a) the business of the Company and its Subsidiaries shall be conducted only in the ordinary and usual course of business and consistent with past practice and, to the extent consistent therewith, each of the Company and its Subsidiaries shall use its reasonable efforts to preserve its business organizations and business organizations of its Subsidiaries intact and maintain its existing relations with customers, suppliers, employees, creditors and business partners;

         (b) the Company will not, directly or indirectly, (i) except upon exercise of employee stock options, pursuant to which up to 517,117 Shares may be issued, outstanding on the date hereof, issue, sell, transfer or pledge or agree to sell, transfer or pledge any treasury stock of the Company or any capital stock of any of its Subsidiaries beneficially owned by it, (ii) amend its Certificate of Incorporation or By-Laws or similar organizational documents; or (iii) split, subdivide, combine or reclassify the outstanding Shares or Preferred Stock or any outstanding capital stock of any of the Subsidiaries of the Company;

         (c) neither the Company nor any of its Subsidiaries shall: (i) declare, set aside or pay any dividend or other distribution payable in cash, stock or property with respect to its capital stock other than dividends paid by Subsidiaries of the Company to the Company or any of its wholly-owned Subsidiaries in the ordinary course of business; (ii) issue, sell, pledge, grant, dispose of or encumber any additional shares of, or securities convertible into or exchangeable for, or options, warrants, calls, commitments or rights of any kind to acquire, any shares of capital stock of any class of the Company or its Subsidiaries, other than Shares reserved for issuance on the date hereof pursuant to the exercise of Company Options outstanding on the date hereof, pursuant to which up to 517,117 Shares may be issued; (iii) transfer, lease, license, sell, mortgage, pledge, dispose of, or encumber any assets other than in the ordinary and usual course of business and consistent with past practice; or (iv) redeem, purchase or otherwise acquire directly or indirectly any of its capital stock;

         (d) neither the Company nor any of its Subsidiaries shall: (i) grant any increase in the compensation payable or to become payable by the Company or any of its Subsidiaries to any of its executive officers or employees, enter into any contract or other binding commitment in respect of any such increase with any of its directors, officers or other employees or any director, officer or other employee of its Subsidiaries, and not establish, adopt, enter into, make any new grants or awards under or amend, any collective bargaining agreement; (ii)(A) adopt any new, or (B) amend or otherwise increase, or accelerate the payment or vesting of the amounts payable or to become payable under any existing, bonus, incentive compensation, deferred compensation, severance, profit sharing, stock option, stock purchase, insurance, pension, retirement or other employee benefit plan, agreement or arrangement; or (iii) enter into any employment or severance agreement with or, except in accordance with the existing written policies of the Company, grant any severance or termination pay to any officer, director or employee of the Company or any of its Subsidiaries; provided, however, that (i) prior to consummation of the Offer, the Company may enter into severance agreements with the individuals set forth in Section 5.1(d) of the Company Disclosure Schedule (the "Designated Employees") in the form as approved by the Company's Board of Directors, (ii) the aggregate cost of payments and benefits provided to the Designated Employees pursuant to the terms of such severance agreements (unless otherwise amended with the written consent of, or at the written direction of, Parent or Purchaser) shall not exceed $2,000,000 in the aggregate, and (iii) with respect to the severance plan described in Section 3.4 of the Company Disclosure Schedule that covers individuals other than the Designated Employees (the "Nondesignated Employees"): (a) the implementation of such plan and the entering into of agreements with Nondesignated Employees shall be subject to the prior written consent of the Purchaser, which consent shall not be unreasonably withheld (with reasonableness to be determined based upon Purchaser's reasonable business objectives and consistent with Purchaser's past practice), and (b) the aggregate cost of payments and benefits provided to the Nondesignated Employees pursuant to the terms of such severance agreements (unless otherwise amended with the written consent of, or at the written direction of, Parent or Purchaser) shall not exceed $1,000,000 in the aggregate;

         (e) neither the Company nor any of its Subsidiaries shall permit any insurance policy naming it as a beneficiary or a loss payable payee to be canceled or terminated, except in the ordinary course of business and consistent with past practice;

         (f) neither the Company nor any of its Subsidiaries shall enter into any contracts or transactions relating to the purchase of assets that exceed $1,000,000 in the aggregate;

         (g) neither the Company nor any of its Subsidiaries shall change any of the accounting methods used by it unless required by GAAP, neither the Company nor any of its Subsidiaries shall make any material Tax election except in the ordinary course of business consistent with past practice, change any material Tax election already made, adopt any material Tax accounting method except in the ordinary course of business consistent with past practice, change any material Tax accounting method unless required by GAAP, enter into any closing agreement, settle any Tax claim or assessment or consent to any Tax claim or assessment or any waiver of the statute of limitations for any such claim or assessment;

         (h) neither the Company nor any of its Subsidiaries shall: (i) incur or assume any long-term debt; (ii) except in the ordinary course of business and consistent with past practice and in an aggregate amount not to exceed $3,000,000, incur or assume any short-term indebtedness; (iii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person; (iv) make any loans, advances or capital contributions to, or investment in, any other person (other than to wholly-owned Subsidiaries of the Company); (v) enter into any material commitment or transaction (including, but not limited to, any borrowing, capital expenditure or purchase, sale or lease of assets); or (vi) modify, amend or terminate any of its material contracts or waive, release or assign any material rights;

         (i) neither the Company nor any of its Subsidiaries shall settle or compromise any claim, lawsuit, liability or obligation, and neither the Company nor any of its Subsidiaries shall pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the-payment, discharge or satisfaction of any such claims, liabilities or obligation, (x) to the extent reflected or reserved against in, or contemplated by, the Financial Statements, (y) incurred in the ordinary course of business and consistent with past practice or (z) which are legally required to be paid, discharged or satisfied;

         (j) neither the Company nor any of its Subsidiaries will take, or agree to commit to take, any action that would make any representation or warranty of the Company contained herein inaccurate in any respect at, or as of any time prior to, the Effective Time;

         (k) except as otherwise permitted by Section 5.6(b) hereof, neither the Company nor any of its Subsidiaries will take any action with the intent of causing any of the conditions to the Offer set forth in Annex A not to be satisfied; and

         (l) except as otherwise permitted by Section 5.6(b) hereof, neither the Company nor any of its Subsidiaries will enter into an agreement, contract, commitment or arrangement to do any of the foregoing, or to authorize, recommend, propose or announce an intention to do any of the foregoing.

         Section 5.2. Access; Confidentiality.

         (a) Upon reasonable notice, the Company shall (and shall cause each of its Subsidiaries to) afford to the officers, employees, accountants, counsel, financing sources and other representatives of Parent, access, during normal business hours during the period prior to the Appointment Date, to all its properties, employees, books, contracts, commitments and records and, during such period, the Company shall (and shall cause each of its Subsidiaries to) furnish promptly to the Parent (a) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of federal securities laws and (b) all other information concerning its business, properties and personnel as Parent may reasonably request. After the Appointment Date, the Company shall provide Parent and such persons as Parent shall designate with all such information, at such time as Parent shall request. The Company shall promptly, and in any event within seven business days following the date of this Agreement, deliver to Parent true and complete copies of all Plans not previously delivered to Parent and any amendments thereto (or if the Plan is not a written Plan, a description thereof), any related trust or other funding vehicle, any summary plan description required under ERISA or the Code and the most recent determination letter received from the Internal Revenue Service with respect to each Plan intended to qualify under Section 401 of the Code.


         (b) Unless otherwise required by law and until the Appointment Date, Parent will hold any such information which is nonpublic in confidence in accordance with the provisions of a letter agreement dated June 4, 1997 between the Company and the Parent (the "Confidentiality Agreement").

         Section 5.3. Proxy Statement. Unless the Merger is consummated as contemplated in Section 1.9 hereof, the Company shall, as soon as reasonably practicable after the consummation of the Offer, prepare a preliminary form of the Proxy Statement (the "Preliminary Proxy Statement"). The Company shall (a) file the Preliminary Proxy Statement with the SEC promptly after it has been prepared in a form reasonably satisfactory to the Company and Parent and (b) use commercially reasonable efforts to promptly prepare any amendments to the Preliminary Proxy Statement required in response to comments of the SEC or its staff or that the Company with the advice of counsel deems necessary or advisable and to cause the Proxy Statement to be mailed to the Company's stockholders as soon as reasonably practicable after the Preliminary Proxy Statement, as so amended, is cleared by the SEC.

         Section 5.4. Cooperation. Subject to the terms and conditions of this Agreement and applicable law, each of the parties shall act in good faith and use reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective the Transactions as soon as practicable, including such actions or things as any other party may reasonably request in order to cause any of the conditions to such other party's obligation to consummate the Transactions to be fully satisfied. Without limiting the foregoing, the parties shall (and shall cause their respective subsidiaries, and use reasonable efforts to cause their respective affiliates, directors, officers, employees, agents, attorneys, accountants and representatives, to) consult and fully cooperate with and provide assistance to each other in (a) the preparation and filing with the SEC of the Offer Documents, the Schedule 14D-9, and the Preliminary Proxy Statement and the Proxy Statement, and any necessary amendments or supplements thereto;
(b) seeking to have the Preliminary Proxy Statement cleared by the SEC as soon as reasonably practicable after filing; (c) obtaining all necessary consents, approvals, waivers, licenses, permits, authorizations, registrations, qualifications, or other permissions or actions by, and giving all necessary notices to and making all necessary filings with and applications and submissions to, any Governmental Entity or other entity as soon as reasonably practicable after filing; (d) seeking early termination of any waiting period under the HSR Act; (e) providing all such information concerning such party, its subsidiaries and its officers, directors, partners and affiliates and making all applications and filings as may be necessary or reasonably requested in connection with any of the foregoing; (f) in general, consummating and making effective the Transactions; and (g) in the event and to the extent required, amending this Agreement so that this

Agreement and the Offer and the Merger comply with the DGCL. The parties shall (and shall cause their respective affiliates, directors, officers, employees, agents, attorneys, accountants and representatives to) use their reasonable efforts to cause the lifting of any preliminary injunction or restraining order or other similar order issued or entered by any court or other Governmental Entity preventing or restricting consummation of the transactions contemplated hereby in the manner provided for herein. Prior to making any application to or filing with a Governmental Entity or other entity in connection with this Agreement (other than filing under the HSR Act), each party shall provide the other party with drafts thereof and afford the other party a reasonable opportunity to comment on such drafts.

         Section 5.5. State Takeover Statutes. The Company, Parent and Purchaser will cooperate to take reasonable steps to (a) exempt the Offer and the Merger from the requirements of any applicable state takeover law and (b) assist in any challenge by any of the parties to the validity or applicability to the Offer or the Merger of any state takeover law.

         Section 5.6. No Solicitation. (a) Neither the Company nor any of its Subsidiaries shall (and the Company shall use its best efforts to cause its officers, directors, employees, representatives and agents, including, but not limited to, investment bankers, attorneys and accountants, not to), directly or indirectly, encourage, solicit, participate in or initiate discussions or negotiations with, or provide any information to, any corporation, partnership, person or other entity or group (other than Parent, any of its affiliates or representatives) concerning any proposal or offer to acquire all or a substantial part of the business and properties of the Company or any of its Subsidiaries or any capital stock of the Company or any of its Subsidiaries, whether by merger, tender offer, exchange offer, sale of assets or similar transactions involving the Company or any Subsidiary, division or operating or principal business unit of the Company (an "Acquisition Proposal"), except that nothing contained in this Section 5.6 or any other provision hereof shall prohibit the Company or the Company's Board from (i) taking and disclosing to the Company's stockholders a position with respect to a tender or exchange offer by a third party pursuant to Rules 14d-9 and 14e-2 promulgated under the Exchange Act, or (ii) making such disclosure to the Company's stockholders as, in the good faith judgment of the Board, after receiving advice from outside counsel, is required under applicable law, provided that the Company may not, except as permitted by Section 5.6(b), withdraw or modify, or propose to withdraw or modify, its position with respect to the Offer or the Merger or approve or recommend, or propose to approve or recommend any Acquisition Proposal, or enter into any agreement with respect to any Acquisition Proposal. The Company will immediately cease any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing. The Company also shall promptly request each person which has heretofore executed a confidentiality agreement in connection with its consideration of acquiring the Company to return all confidential information heretofore furnished to such person by or on behalf of the Company.

         (b) Notwithstanding the foregoing, prior to the acceptance of Shares pursuant to the Offer, the Company may furnish information concerning the Company and its Subsidiaries to any corporation, partnership, person or other entity or group pursuant to appropriate confidentiality agreements, and may negotiate and participate in discussions and negotiations with such entity or group concerning an Acquisition Proposal if (x) such entity or group has submitted a bona fide written proposal to the Company relating to any such transaction which the Board determines in good faith, after consulting with a nationally recognized investment banking firm, represents a superior transaction to the Offer and the Merger and (y) in the opinion of the Board of Directors of the Company, only after receipt of advice from outside legal counsel to the Company, the failure to provide such information or access or to engage in such discussions or negotiations would reasonably be expected to cause the Board of Directors to violate its fiduciary duties to the Company's shareholders under applicable law (an Acquisition Proposal which satisfies clauses (x) and (y) being referred to herein as a "Superior Proposal"). The Company will immediately notify Parent of the existence of any proposal or inquiry received by the Company, the identity of the party making such proposal or inquiry, and the terms (both initial and modified) of any such proposal or inquiry (and will disclose any written materials delivered in connection therewith) and the Company will keep Parent reasonably informed of the status (including amendments or proposed amendments) of any such proposal or inquiry. The Company will promptly provide to Parent any material non-public information regarding the Company provided to any other party which was not previously provided to Parent. At any time following notification to Parent of the Company's intent to do so (which notification shall include the identity of the bidder and the material terms and conditions of the proposal) and if the Company has otherwise complied with the terms of this Section 5.6(b), the Board of Directors may withdraw or modify its approval or recommendation of the Offer and may enter into an agreement with respect to a Superior Proposal, provided it shall (i) take no such action unless it shall notify Parent promptly of its intention, and in no event shall such notice be given less than two business days prior to the earlier of the public announcement of such withdrawal or modification of its recommendation or the Company's termination of this Agreement, and (ii) concurrently with entering into such agreement pay or cause to be paid to Parent the Break-Up Amount (as defined below) plus any amount payable at the time for reimbursement of expenses pursuant to Section 8.1(b). If the Company shall have notified Parent of its intent to enter into an agreement with respect to a Superior Proposal in compliance with the preceding sentence and has otherwise complied with such sentence, the Company may enter into an agreement with respect to such Superior Proposal.

         Section 5.7. Additional Agreements. Subject to the terms and conditions herein provided, each of the parties hereto shall use all reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations, or to remove any injunctions or other impediments or delays, legal or otherwise, to achieve the satisfaction of the Minimum Condition and all conditions set forth in Annex A and Article VI, and to consummate and make effective the Merger and the other transactions contemplated by this Agreement as soon as practicable hereafter. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and directors of the Company, Parent and Purchaser shall use all reasonable efforts to take, or cause to be taken, all such necessary actions.

         Section 5.8. Publicity. The initial press release with respect to the execution of this Agreement shall be a joint press release acceptable to Parent and the Company. Thereafter, so long as this Agreement is in effect, neither the Company, Parent nor any of their respective affiliates shall issue or cause the publication of any press release or other announcement with respect to the Merger, this Agreement or the other Transactions without the prior consultation of the other party, except as such party reasonably believes, after receiving the advice of outside counsel, may be required by law or by any listing agreement with a national securities exchange or trading market.

         Section 5.9. Notification of Certain Matters. The Company shall give prompt notice to Parent and Parent shall give prompt notice to the Company, of
(i) the occurrence or non-occurrence of any event the occurrence or non-occurrence of which would cause any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect at or prior to the Effective Time and (ii) any material failure of the Company, Parent or the Purchaser, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 5.9 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

         Section 5.10. Directors, and Officers' Insurance and Indemnification.
(a) For five years after the Effective Time, the Surviving Corporation (or any successor to the Surviving Corporation) shall indemnify, defend and hold harmless the present and former officers and directors of the Company and its Subsidiaries, determined as of the Effective Time (each an "Indemnified Party") against all losses, claims, damages, liabilities, costs, fees and expenses (including reasonable fees and disbursements of counsel and judgments, fines, losses, claims, liabilities and amounts paid in settlement (provided that any such settlement is effected only upon receipt of the written consent of the Parent or the Surviving Corporation which consent shall not unreasonably be withheld)) arising out of actions or omissions occurring at or prior to the Effective Time to the full extent required under applicable Delaware law, the terms of the Certificate of Incorporation or the By-Laws, as in effect at the date hereof, and the terms of any indemnification agreement entered into with the Company prior to the date hereof and disclosed in Schedule 5.10 of the Company Disclosure Schedule; provided that, in the event any claim or claims are asserted or made within such five-year period, all rights to indemnification in respect of any such claim or claims shall continue until disposition of any and all such claims.

         (b) Parent or the Surviving Corporation shall maintain the Company's existing officers, and directors' liability insurance ("D&O Insurance") for a period of not less than three years after the Effective Time; provided, that the Parent may substitute therefor policies of substantially equivalent coverage and amounts containing terms no less favorable to such former directors or officers; provided, further, if the existing D&O Insurance expires, is terminated or canceled during such period, Parent or the Surviving Corporation will use all reasonable efforts to obtain substantially similar D&O Insurance; provided, further, however, that in no event shall Parent, the Surviving Corporation or the Company be required to pay aggregate premiums for insurance under this
Section 5.10(b) in excess of 150% of the aggregate premiums paid by the Company in 1996 on an annualized basis for such purpose (the "1996 Premium"); and provided, further, that if the Parent or the Surviving Corporation is unable to obtain the amount of insurance required by this Section 5.10(b) for such aggregate premium, Parent or the Surviving Corporation shall obtain as much insurance as can be obtained for an annual premium not in excess of 150% of the 1996 Premium.

         (c) Any Indemnified Party wishing to claim indemnification under this
Section 5.10, upon learning of any such claim, action, suit, proceeding or investigation, shall promptly notify the Surviving Corporation thereof, but the failure to so notify shall not relieve the Surviving Corporation of any liability or obligation it may have to such Indemnified Party except, and only to the extent, that such failure prejudices the Surviving Corporation. In the event of any such claim, action, suit, proceeding or investigation (whether arising before, at or after the Effective Time), the Surviving Corporation shall have the right to assume the defense thereof and the Surviving Corporation shall not be liable to such Indemnified Parties for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Parties in connection with the defense thereof, except that if the Surviving Corporation elects not to assume such defense or counsel reasonably satisfactory to Parent for the Indemnified Parties advises that there are actual conflicts of interest between the Surviving Corporation and the Indemnified Parties, the Indemnified Parties may retain counsel satisfactory to them, and the Surviving Corporation shall pay all reasonable fees and expenses of such counsel.

                                   ARTICLE VI.

                                   CONDITIONS


         Section 6.1. Conditions to Obligations of Each Party to Effect the Merger. The respective obligation of each party hereto to effect the Merger shall be subject to the satisfaction on or prior to the Effective Time of each of the following conditions, any and all of which may be waived, in whole or in part, by the Company, Parent or the Purchaser, as the case may be, to the extent permitted by applicable law:

         (a) Shareholder Approval. This Agreement shall have been adopted and the Merger shall have been approved by the requisite vote of the holders of the Shares, if required by applicable law, in order to consummate the Merger.

         (b) Statutes; Court Orders. No federal or state governmental or regulatory body or court of competent jurisdiction shall have enacted, issued, promulgated or enforced any statute, rule, regulation, executive order, decree, judgment, preliminary or permanent injunction or other order that is in effect and that prohibits, enjoins or otherwise restrains the consummation of the Merger; provided however, that the parties shall use all commercially reasonable efforts to cause any such decree, judgment, injunction or order to be vacated or lifted.

         (c) Purchase of Shares in Offer. Parent, the Purchaser or their affiliates shall have purchased Shares pursuant to the Offer, except that this condition shall not apply if Parent, the Purchaser or their affiliates shall have failed to purchase Shares pursuant to the Offer in breach of their obligations under this Agreement.

         (d) HSR Approval. The waiting period (and any extension thereof) applicable to the Merger under the HSR Act shall have been terminated or shall have expired.

         Section 6.2. Conditions Precedent to the Obligations of the Company. The obligation of the Company to effect the Merger is also subject to the satisfaction at or prior to the Effective Time of the following condition, unless waived by the Company:

         (a) Accuracy of Representations and Warranties. All representations and warranties made by Parent and Purchaser herein shall be true and correct, unless the inaccuracies (without giving effect to any materiality or material adverse effect qualifications or materiality exceptions contained therein) under such representations and warranties taking all the inaccuracies under all such representations and warranties together in their entirety, do not, individually or in the aggregate, result in a Parent Material Adverse Effect.

         Section 6.3. Conditions Precedent to the Obligations of Parent and Purchaser. The obligation of the Parent and Purchaser to effect the Merger is also subject to the satisfaction at or prior to the Effective Time of the following additional condition, unless waived by either of Parent or Purchaser.

         (a) Accuracy of Representations and Warranties.. All representations and warranties made by the Company herein shall be true and correct, unless the inaccuracies (without giving effect to any materiality or material adverse effect qualifications or materiality exceptions contained therein) under such representations and warranties taking all the inaccuracies under all such representations and warranties together in their entirety, do not, individually or in the aggregate, result in a Company Material Adverse Effect.


                                  ARTICLE VII.

                                   TERMINATION


         Section 7.1. Termination. This Agreement may be terminated and the Transactions contemplated herein may be abandoned at any time prior to the Effective Time, whether before or after shareholder approval thereof:

         (a) By the mutual written consent of Parent and the Company.

         (b) By either of the Company or Parent:

                  (i) if the Offer shall have expired without any Shares being purchased therein; provided, however, that the right to terminate this Agreement under this Section 7.1(b)(i) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of Parent or the Purchaser, as the case may be, to purchase the Shares pursuant to the Offer on or prior to such date;

                  (ii) if any Governmental Entity shall have issued an order, decree or ruling or taken any other action (which order, decree, ruling or other action the parties hereto shall use their reasonable efforts to lift), which permanently restrains, enjoins or otherwise prohibits the consummation of the Offer or the Merger and such order, decree, ruling or other action shall have become final and non-appealable; or

                  (iii) if the Offer has not been consummated prior to October 5, 1997; provided, that the right to terminate this Agreement under this Section 7.1(b)(iii) shall not be available to any party whose misrepresentation in this Agreement or whose failure to perform any of its covenants and agreements or to satisfy any obligation under this Agreement has been the cause of, or resulted in, the failure of Parent or the Purchaser, as the case may be, to purchase Shares pursuant to the Offer on or prior to such date.

         (c) By the Company:

                  (i) if Parent, the Purchaser or any of their affiliates shall have failed to commence the Offer on or prior to five business days following the date of the initial public announcement of the Offer; provided, that the Company may not terminate this Agreement pursuant to this Section 7.1(c)(i) if the Company is at such time in breach of its obligations under this Agreement such as to cause a Company Material Adverse Effect;

                  (ii) in connection with entering into an agreement with respect to a Superior Proposal in accordance with Section 5.6(b), provided it has complied with all provisions thereof, including the notice provisions therein, and that it makes simultaneous payment of the Break-Up Amount as provided in Section 8.1(b); or

                  (iii) if Parent or the Purchaser shall have breached in any material respect any of their respective representations, warranties, covenants or other agreements contained in this Agreement, which is not cured, in all material respects, within 30 days after the giving of written notice by the Company to Parent or the Purchaser, as applicable.

         (d) By Parent:

                  (i) if either Parent or the Purchaser is entitled to terminate the Offer as a result of the occurrence of any event set forth in paragraph (d) of Annex A hereto;


                  (ii) if the Offer is not commenced as provided in Section 1.1 as a result of actions or inaction by the Company that result in the failure of a condition specified in Annex A hereto, or the Offer is terminated or expires as a result of the failure of a condition specified in Annex A hereto, unless such termination or expiration has been caused by or resulted from the failure of Parent or Purchaser to perform any covenants and agreements of Parent or Purchaser contained in this Agreement; or

                  (iii) if (A) the Company shall have breached in any respect any of its representations or warranties contained in this Agreement, unless the inaccuracies (without giving effect to any materiality or material adverse effect qualifications or materiality exceptions contained therein) under such representations and warranties taking all the inaccuracies under all such representations and warranties together in their entirety, do not, individually or in the aggregate, result in a Company Material Adverse Effect or (B) the Company shall have breached or failed to perform any obligation or to comply with any agreement or covenant to be performed or complied with by it under the Agreement, other than, any breach or failure which would not have, either individually or in the aggregate, a Company Material Adverse Effect (in each of cases (A) and (B), which breach or failure has not been cured within thirty (30) days following receipt of written notice thereof by Parent specifying in reasonable detail the basis of such alleged breach or failure).

         Section 7.2. Effect of Termination. In the event of the termination of this Agreement pursuant to Section 7.1, written notice thereof shall forthwith be given to the other party or parties specifying the provision hereof pursuant to which such termination is made, and this Agreement shall forthwith become null and void and of no further force or effect, and no party hereto (or any of its affiliates, directors, officers, agents or representatives) shall have any liability or obligation hereunder, except in any such case (a) as provided in Sections 5.2(b) (Confidentiality), 5.8 (Publicity), 7.2 (Effect of Termination) and 8.1 (Fees and Expenses), which shall survive any such termination and (b) to the extent such termination results from the breach by such party of any of its representations, warranties, covenants or agreements contained in this Agreement, provided, however, that a party's damages for any such breach shall be limited to such party's actual damages and neither party shall be entitled to seek consequential or special damages for any such breach.


                                  ARTICLE VIII.

                                  MISCELLANEOUS

         Section 8.1. Fees and Expenses. (a) Except as contemplated by this Agreement, including Section 8.1(b) hereof, all costs and expenses incurred in connection with this Agreement and the consummation of the Transactions shall be paid by the party incurring such expenses.

                  (b) If (x) the Company shall terminate this Agreement pursuant to Section 7.1(c)(ii), (y) Parent shall terminate this Agreement pursuant to
Section 7.1(d)(i) hereof, or (z) either the Company or Parent terminates this Agreement pursuant to Section 7.1(b)(i) and (1) prior thereto there shall have been publicly announced another Acquisition Proposal, or (2) (i) the Company shall have entered into a definitive agreement relating to an Acquisition Proposal, or (ii) a business combination or other transaction contemplated by an Acquisition Proposal shall have been consummated, in each of cases (i) and (ii) prior to or within six months following such termination, then the Company agrees that it will immediately thereafter pay to Parent, in same day funds, an amount (the "Break-Up Amount") equal to $6,700,000.

         Section 8.2. Amendment and Modification. Subject to applicable law, this Agreement may be amended, modified and supplemented in any and all respects, whether before or after any vote of the shareholders of the Company contemplated hereby, by written agreement of the parties hereto, by action taken by their respective Boards of Directors (which in the case of the Company shall include approvals as contemplated in Section 1.3(b)), at any time prior to the Closing Date with respect to any of the terms contained herein; provided, however, that after the approval of this Agreement by the stockholders of the Company, no such amendment, modification or supplement shall reduce the amount or change the form of the Merger Consideration.

         Section 8.3. Nonsurvival of Representations and Warranties. None of the representations and warranties contained in this Agreement or in any schedule, instrument or other document delivered pursuant to this Agreement shall survive the Effective Time.

         Section 8.4. Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given or made as of the date delivered, mailed or transmitted, and shall be effective upon receipt, if delivered personally, telecopied (which is confirmed) or sent by an overnight courier service, such as Federal Express, to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

         (a) if to Parent or the Purchaser, to:


             Omnicare, Inc.
             2800 Chemed Center
             255 East Fifth Street
             Cincinnati, Ohio   45203
             Attention:   Mr. Joel F. Gemunder
                          President
             Telephone Number:   (513) 762-6666
             Telecopy Number:    (513) 762-6678

             with a copy to:

             Dewey Ballantine
             1301 Avenue of the Americas
             New York, New York 10019
             Attention:  Morton A. Pierce
             Telephone Number:   (212) 259-8000
             Telecopy Number:    (212) 259-6333


         (b) if to the Company, to:


             American Medserve Corporation
             184 Shuman Blvd.
             Naperville, Illinois  60563
             Attention:    Mr. Timothy L. Burfield
                           President
             Telephone Number:   (630) 717-2904
             Telecopy Number:    (630) 717-4196

             with a copy to:

             Gardner, Carton & Douglas
             Quaker Tower
             321 North Clark Street
             Chicago, Illinois 60610
             Attention:  Glenn W. Reed, Esq.
             Telephone Number: (312) 245-8446
             Telecopy Number:  (312) 644-3381

         Section 8.5. Interpretation. When a reference is made in this Agreement to Sections, such reference shall be to a Section of this Agreement unless otherwise indicated. Whenever the words "include", "includes" or "including" are used in this Agreement they shall be deemed to be followed by the words "without limitation". As used in this Agreement, the term "affiliates" shall have the meaning set forth in Rule 12b-2 of the Exchange Act..

         Section 8.6. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be. considered one and the same agreement and shall become effective when two or more counterparts have been signed by each of the parties and delivered to the other parties.

         Section 8.7. Entire Agreement; No Third Party Beneficiaries. This Agreement and the Confidentiality Agreement (including the documents and the instruments referred to herein and therein): (a) constitute the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, and (b) except as provided in Section 5.10 is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

         Section 8.8. Severability. Any term or provision of this Agreement that is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

         Section 8.9. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without giving effect to the principles of conflicts of law thereof.

         Section 8.10. Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written content of the other parties, except that the Purchaser may assign, in its sole discretion, any or all of its rights, interests and obligations hereunder to Parent or to any direct or indirect wholly owned Subsidiary of Parent. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

         Section 8.11. Waivers. At any time prior to the Effective Time, Parent (for Parent and Purchaser), on the one hand, or the Company, on the other hand, may, to the extent legally allowed, extend the time specified herein for the performance of any of the obligations or other acts of the other, waive any inaccuracies in the representations and warranties of the other contained herein or in any document delivered pursuant hereto, or waive compliance by the other with any of the agreements or covenants of such other party or parties (as the case may be) contained herein. Any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of the other party or parties to be bound thereby. No such extension or waiver shall constitute a waiver of or estoppel with respect to, any subsequent or other breach or failure to strictly comply with the provisions of this Agreement. The failure of any party to insist on strict compliance with this Agreement or to assert any of its rights or remedies hereunder or with respect hereto shall not constitute a waiver of such rights or remedies.

         Section 8.12. Captions. The Table of Contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

         IN WITNESS WHEREOF, Parent, the Purchaser and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date first written above.

                                 OMNICARE, INC.



                                 By  /s/   Joel F. Gemunder
                                     -------------------------------
                                     Name:  Joel F. Gemunder
                                     Title: President




                                 OMNICARE ACQUISITION CORP.



                                 By  /s/   Joel F. Gemunder
                                     -------------------------------
                                     Name:  Joel F. Gemunder
                                     Title: President



                                 AMERICAN MEDSERVE CORPORATION



                                 By  /s/   Timothy L. Burfield
                                     -------------------------------
                                     Name:   Timothy L. Burfield
                                     Title:  President

                                                                         ANNEX A


                         CERTAIN CONDITIONS OF THE OFFER

                  Notwithstanding any other provisions of the offer, and in addition to (and not in limitation of) the Purchaser's rights to extend and amend the Offer at any time in its sole discretion (subject to the provisions of the Merger Agreement), the Purchaser shall not be required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-l(c) under the Exchange Act (relating to the Purchaser's obligation to pay for or return tendered Shares promptly after termination or withdrawal of the Offer), pay for, and may delay the acceptance for payment of or, subject to the restriction referred to above, the payment for, any tendered Shares, and may terminate or amend the Offer as to any Shares not then paid for, if (i) the Minimum Condition has not been satisfied, (ii) if any applicable waiting period for the Offer under the HSR Act has not expired, or (iii) at any time on or after the date of the Merger Agreement and before the time of acceptance for payment for any such Shares, any of the following events shall have occurred:

                  (a) there shall be threatened, instituted or pending any suit, action or proceeding by or before any Governmental Entity against the Purchaser, Parent, the Company or any Subsidiary of the Company (i) seeking to prohibit or impose any material limitations on Parent's or the Purchaser's ownership or operation (or that of any of their respective Subsidiaries or affiliates) of all or a material portion of their or the Company's businesses or assets, or to compel Parent or the Purchaser or their respective Subsidiaries and affiliates to dispose of or hold separate any material portion of the business or assets of the Company or Parent and their respective Subsidiaries, in each case taken as a whole, (ii) challenging the acquisition by Parent or the Purchaser of any Shares under the Offer, seeking to restrain or prohibit the making or consummation of the Offer or the Merger or the performance of any of the other transactions contemplated by the Agreement, or seeking to obtain from the Company, Parent or the Purchaser any material damages, (iii) seeking to impose material limitations on the ability of the Purchaser, or render the Purchaser unable, to accept for payment, pay for or purchase some or all of the Shares pursuant to the Offer and the merger, (iv) seeking to impose material limitations on the ability of Purchaser or Parent effectively to exercise full rights of ownership of the Shares, including, without limitation, the right to vote the Shares purchased by them on all matters properly presented to the Company's stockholders, or (v) which otherwise is reasonably likely to have a Company Material Adverse Effect;

                  (b) there shall be any action taken by a Governmental Entity or any statute, rule, regulation, judgment, administrative interpretation, order or injunction enacted, entered, enforced, promulgated, or deemed applicable, to the Company, Parent, Purchaser, the Offer or the Merger, or any other action shall be taken by any Governmental Entity that is reasonably expected to result, directly or indirectly, in any of the consequences referred to in clauses (i) through (v) of paragraph (a) above;

                  (c) there shall have occurred any other event, change or effect after the date of the Agreement which, either individually or in the aggregate, would have, or be reasonably likely to have, a Company Material Adverse Effect;

                  (d)(i) the Board of Directors of the Company or any committee thereof shall have modified in a manner adverse to Parent or the Purchaser or withdrawn its approval or recommendation of the Offer, the Merger or the Agreement, or approved or recommended any Acquisition Proposal; (ii) the Company shall have entered into any agreement with respect to any Superior Proposal in accordance with Section 5.6(b) of the Agreement; or (iii) the Board of Directors of the Company resolves to do any of the foregoing;

                  (e) the representations and warranties of the Company set forth in the Agreement shall not be true and correct, in each case (i) as of the date referred to in any representation or warranty which addresses matters as of a particular date, or (ii) as to all other representations and warranties, as of the date of the Agreement and as of the scheduled expiration of the Offer, unless the inaccuracies (without giving effect to any materiality or material adverse effect qualifications or materiality exceptions contained therein) under such representations and warranties, taking all the inaccuracies under all such representations and warranties together in their entirety, do not, individually or in the aggregate, result in a Company Material Adverse Effect;

                  (f) the Company shall have breached or failed to perform any obligation or to comply with any agreement or covenant to be performed or complied with by it under the Agreement other than any breach or failure which would not have, either individually or in the aggregate, a Company Material Adverse Effect (which breach or failure has not been cured within thirty (30) days following receipt of written notice thereof by Parent specifying in reasonable detail the basis of such alleged breach or failure);

                  (g) any person, entity or "group" (as such term is used in Section 13(d)(3) of the Exchange Act) other than Parent or any of its affiliates acquires beneficial ownership (as defined in Rule 13d-3 promulgated under the Exchange Act), of at least 30% of the outstanding Shares of the Company;

                  (h) the Agreement shall have been terminated in accordance with its terms; which, in the sole judgment of Parent or the Purchaser, in any such case, and regardless of the circumstances (including any action or inaction by Parent or the Purchaser) giving rise to such condition makes it inadvisable to proceed with the Offer and/or with such acceptance for payment of or payment for Shares; or

                  (i) there shall have occurred (i) any general suspension of, or limitation on prices for, trading in securities on any national securities exchange or in the over-the-counter market in the United States, (ii) the declaration of any banking moratorium or any suspension of payments in respect of banks or any limitation (whether or not mandatory) on the extension of credit by lending institutions in the United States, (iii) the commencement of a war, material armed hostilities or any other material international or national calamity involving the United States, (iv) in the case of any of the foregoing existing at the time of the commencement of the Offer, a material acceleration or worsening thereof, or (v) any decline, measured from the date hereof, in the Standard & Poor's 500 Index by an amount in excess of 25%.

                  The foregoing conditions are for the sole benefit of Parent and the Purchaser, may be asserted or waived by Parent or the Purchaser regardless of the circumstances giving rise to such condition (including any action or inaction by Parent or the Purchaser not in violation of the Agreement) and may be asserted or waived by Parent or the Purchaser in whole or in part at any time and from time to time in the sole discretion of Parent or the Purchaser, subject in each case to the terms of the Merger Agreement. The failure by Parent or the Purchaser at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time.



                                      A-2